As filed with the Securities and Exchange Commission on November 18, 2005

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

under

the Securities Act of 1933

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	36-4392754
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

222 Merchandise Mart Plaza, Suite 2024

Chicago, IL 60654

(312) 506-1200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Brian D. Vandenberg

Vice President and General Counsel

Allscripts Healthcare Solutions, Inc.

222 Merchandise Mart Plaza, Suite 2024

Chicago, IL 60654

(312) 506-1200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective as determined by market conditions.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)(5)	Amount to be Registered (1)(2)(3)	Proposed Maximum Offering Price Per Unit (2)(3)(4)	Proposed Maximum Aggregate Offering Price (2)(3)(4)	Amount of Registration Fee
Debt Securities(5)
Common Stock, par value $0.01 per share
Preferred Stock, par value $0.01 per share
Warrants(6)
Stock Purchase Contracts
Stock Purchase Units
Total	$200,000,000	100%	$200,000,000	$23,540

(1)	Such indeterminate number or amount of debt securities, common stock, preferred stock, warrants, stock purchase contracts and stock purchase units of Allscripts Healthcare Solutions, Inc. as may from time to time be issued at indeterminate prices. The securities registered hereunder may be sold separately or as units with other securities registered hereunder. Securities registered hereby may be offered for U.S. dollars or in foreign currencies, currency units or composite currencies.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o). The aggregate offering price of the debt securities, common stock, preferred stock, warrants, stock purchase contracts and stock purchase units, and the exercise price of any securities issuable upon the exercise of warrants registered hereby, will not exceed $200,000,000.

(3)	Not specified as to each class of securities to be registered hereunder pursuant to General Instruction II.D. of Form S-3.

(4)	Exclusive of accrued interest and distributions, if any.

(5)	Also includes such indeterminate number or amount of debt securities, common stock, preferred stock, warrants, stock purchase contracts and stock purchase units as may be issued upon conversion or exchange of securities registered hereby, for which no additional consideration will be received by us.

(6)	Warrants may be sold separately or together with any of the securities registered hereby and may be exercisable for debt securities or common stock or preferred stock registered hereby.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 18, 2005

Prospectus

$200,000,000

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.

Debt Securities, Common Stock, Preferred Stock, Warrants,

Stock Purchase Contracts and Stock Purchase Units

We may from time to time sell up to $200,000,000 (or the equivalent in foreign currencies or currency units) aggregate initial offering price of:

•	our debt securities, in one or more series, which may be either senior debt securities, senior subordinated debt securities, subordinated debt securities or debt securities with any other ranking;

•	shares of our common stock, par value $0.01 per share;

•	shares of our preferred stock, par value $0.01 per share, in one or more series;

•	warrants to purchase any of the foregoing securities;

•	our stock purchase contracts;

•	our stock purchase units; or

•	any combination of the foregoing.

We will provide the specific terms of the particular securities issued under this prospectus in a prospectus supplement for each security. You should read this prospectus and the applicable supplements carefully before you invest.

Investing in these securities involves risks. You should carefully review the information contained in this prospectus under the heading “Risk Factors” beginning on page 3.

Shares of our common stock are quoted on the Nasdaq National Market under the trading symbol “MDRX.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

We will sell these securities directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. We reserve the sole right to accept, and together with our agents, dealers and underwriters reserve the right to reject, in whole or in part any proposed purchase of securities to be made directly or through agents, underwriters or dealers. If our agents or any dealers or underwriters are involved in the sale of the securities, the applicable prospectus supplement will set forth any applicable commissions or discounts.

This prospectus may not be used to consummate sales of securities unless accompanied by the applicable prospectus supplement.

The date of this prospectus is                         , 2005.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement (No. 333-        ) that we filed with the Securities and Exchange Commission, or “SEC,” utilizing a “shelf” registration process. Under this shelf process, we may, from time to time, offer up to $200,000,000 aggregate initial offering price of the securities described in this prospectus in one or more offerings. In this prospectus, we refer to the debt securities, common stock, preferred stock, warrants, stock purchase contracts and stock purchase units collectively as the “securities.” This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with a prospectus supplement and, if applicable, a pricing supplement. The prospectus supplement and any applicable pricing supplement will describe the specific amounts, prices and terms of the securities being offered. The prospectus supplement and any applicable pricing supplement may also add, update or change the information in this prospectus. You should read this prospectus, the applicable prospectus supplement and any applicable pricing supplement, together with the information contained in the documents referred to under the heading “Where You Can Find More Information.”

You should rely only on the information incorporated by reference or provided in this prospectus and the applicable prospectus supplement, and in any pricing supplement. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus, any applicable prospectus supplement or any pricing supplement is accurate as of any date other than the date on the cover of the document. We are not making an offer of the securities in any state in which the offer or sale is not permitted.

As used in this prospectus, unless stated otherwise or the context requires otherwise, “Allscripts,” “the company,” “we,” “us” and “our” refer to Allscripts Healthcare Solutions, Inc. and its subsidiaries, except that in the sections entitled “Description of the Debt Securities,” “Description of Common Stock and Preferred Stock,” “Description of Warrants” and “Description of Stock Purchase Contracts and Stock Purchase Units” these terms refer solely to Allscripts Healthcare Solutions, Inc. and not to any of its subsidiaries.

RISK FACTORS

You should carefully consider the risks described below, as well as other information included in this prospectus and the documents incorporated by reference in the registration statement of which this prospectus is a part before buying any securities offered by the applicable prospectus supplement. If any of the events described below occurs, our business, financial condition and results of operations and future growth prospects could suffer. Under these circumstances, the value of our securities offered by the applicable prospectus supplement could decline and you may lose part or all of your investment.

Risks Related to the Company

If physicians do not accept our products and services, or delay in making decisions regarding the purchase of our products and services, our business, financial condition and results of operations will be adversely affected.

Our business model depends on our ability to sell our clinical software, Physicians Interactive™ products and our medication services. Physician acceptance of our products and services requires physicians to adopt different behavior patterns and new methods of conducting business and exchanging information. We cannot assure you that physicians will integrate our products and services into their office work flow or that participants in the pharmaceutical healthcare market will accept our products and services as a replacement for traditional methods of conducting healthcare transactions. Achieving market acceptance for our products and services will require substantial marketing efforts and the expenditure of significant financial and other resources to create awareness and demand by participants in the healthcare industry. If we fail to achieve broad acceptance of our products and services by physicians and other healthcare industry participants or if we fail to position our services as a preferred method for pharmaceutical healthcare delivery and information management, our business, financial condition and results of operations will be adversely affected.

The duration of the sales cycle for our clinical software solutions and physician education services depends on a number of factors, including the nature and size of the potential customer and the extent of the commitment being made by the potential customer, and is difficult to predict. Our marketing efforts with respect to large healthcare organizations generally involve a lengthy sales cycle due to these organizations’ complex decision-making processes. Additionally, in light of increased government involvement in healthcare, and related changes in the operating environment for healthcare organizations, our current and potential customers may react by curtailing or deferring investments, including those for our services. If potential customers take longer than we expect to decide whether to purchase our solutions, our selling expenses could increase, and we may need to raise additional capital sooner than we would otherwise require.

We have historically experienced losses and we may not be profitable in the future.

We generated net income of approximately $6,307,000 in the nine months ended September 30, 2005 and $3,108,000 in the year ended December 31, 2004 and net losses of approximately $4,979,000 and $15,233,000 in the years ended December 31, 2003 and 2002, respectively. We cannot be certain that we will generate sufficient revenues to maintain profitability. If our revenues grow more slowly than we anticipate, or if our operating expenses increase more than we expect or cannot be reduced in the event of lower revenues, our business, financial condition and results of operations will be adversely affected. Because our business model is unproven, our operating history is not indicative of our future performance, and our business is difficult to evaluate.

Because our business model has changed and evolved in recent years, we do not have an extensive operating history upon which you can evaluate our business, financial condition or results of operations. In implementing our business model, we significantly changed our business operations, sales and implementation practices, customer service and support operations and management focus. We also face new risks and challenges, including a lack of meaningful historical financial data upon which to plan future budgets, the need to develop strategic relationships and other risks described below.

Our business will be harmed if we cannot maintain our strategic alliance agreement and the cross license agreement with IDX or if we are unable to enter into and maintain relationships with IDX customers.

In 2001, we entered into a 10-year strategic alliance agreement with IDX Systems Corporation (“IDX”) pursuant to which Allscripts and IDX agreed to coordinate product development and align our respective marketing processes. Under this agreement, IDX granted us the exclusive right to market, sell, license and distribute ambulatory point-of-care and clinical application products to IDX customers. This agreement does, however, permit IDX’s continued development and distribution of its own “LastWord (n/k/a CareCast)” or radiology products and services, subject to certain limitations. Our business strategy includes targeting current and prospective IDX customers and their affiliates. If we fail to successfully implement that business strategy, we may not be able to achieve projected results. If a material adverse change in our business, properties, results of operations or condition occurs, IDX may terminate the marketing restrictions in this agreement. If the strategic alliance agreement were terminated, our services might not be as attractive to IDX customers, and we may not have access to this important customer base. In such an event, IDX might enter into arrangements that would allow our competitors to utilize IDX technology and IDX could compete against us, and we may not be able to align with another company to market and distribute our products on as favorable a basis as that represented by the IDX strategic alliance. If any of these situations were to occur, our expected revenues may be lower, and our business may be harmed. In addition, prior to the termination of the strategic alliance agreement, we cannot allow certain specified IDX direct competitors to market, distribute or sell our services, even if that agreement would benefit our business.

We also have a cross license and software maintenance agreement with IDX pursuant to which we granted IDX a non-exclusive, non-cancelable and non-terminable license to use, market and sublicense our products combined with IDX products, and IDX granted us a non-exclusive, non-cancelable and non-terminable license to use, market and sublicense IDX software for use with our products. If this agreement is terminated, we will not have access to certain IDX software, harming our ability to integrate our services with IDX systems and provide real-time data synchronization. This may make our systems less desirable to IDX customers and could harm our business.

Our business will not be successful unless we establish and maintain additional strategic relationships.

To be successful, we must establish and maintain strategic relationships with leaders in a number of healthcare and Internet industry segments. This is critical to our success because we believe that these relationships will enable us to:

•	extend the reach of our products and services to a larger number of physicians and to other participants in the healthcare industry;

•	develop and deploy new products;

•	further enhance the Allscripts brand; and

•	generate additional revenue and cash flows.

Entering into strategic relationships is complicated because some of our current and future strategic partners may decide to compete with us in some or all of our markets. In addition, we may not be able to establish relationships with key participants in the healthcare industry if we have relationships with their competitors. Moreover, many potential strategic partners have resisted, and may continue to resist, working with us until our products and services have achieved widespread market acceptance.

Once we have established strategic relationships, we will depend on our partners’ ability to generate increased acceptance and use of our products and services. To date, we have established only a limited number of strategic relationships, and many of these relationships are in the early stages of development and may not achieve the objectives that we seek.

We have limited experience in establishing and maintaining strategic relationships with healthcare and Internet industry participants. If we lose any of these strategic relationships or fail to establish additional relationships, or if our strategic relationships fail to benefit us as expected, we may not be able to execute our business plan, and our business, financial condition and results of operations may suffer.

If we are unable to successfully integrate businesses we acquire, our ability to expand our product and service offerings and our customer base may be limited.

The successful integration of acquired businesses is critical to our success. Such acquisitions involve numerous risks, including difficulties in the assimilation of the operations, services, products and personnel of the acquired company, the diversion of management’s attention from other business concerns, entry into markets in which we have little or no direct prior experience, the potential loss of key employees of the acquired company and our inability to maintain the goodwill of the acquired businesses. If we fail to successfully integrate acquired businesses or fail to implement our business strategies with respect to these acquisitions, we may not be able to achieve projected results or support the amount of consideration paid for such acquired businesses.

In order to expand our product and service offerings and grow our business by reaching new customers, we may continue to acquire businesses that we believe are complementary. The successful implementation of this strategy depends on our ability to identify suitable acquisition candidates, acquire companies on acceptable terms, integrate their operations and technology successfully with our own and maintain the goodwill of the acquired business. We are unable to predict whether or when any prospective acquisition candidate will become available or the likelihood that any acquisition will be completed. Moreover, in pursuing acquisition opportunities, we may compete for acquisition targets with other companies with similar growth strategies. Some of these competitors may be larger and have greater financial and other resources than we have. Competition for these acquisition targets could also result in increased prices of acquisition targets.

Future acquisitions may result in potentially dilutive issuances of equity securities, the incurrence of debt, the assumption of known and unknown liabilities, the write off of software development costs and the amortization of expenses related to intangible assets, all of which could have an adverse effect on our business, financial condition and results of operations. We have taken, and, if an impairment occurs, could take, charges against earnings in connection with acquisitions.

If we are unable to successfully introduce new products or fail to keep pace with advances in technology, our business, financial condition and results of operations will be adversely affected.

The successful implementation of our business model depends on our ability to adapt to changing technologies and introduce new products. We cannot assure you that we will be able to introduce new products on schedule, or at all. In addition, new releases of software often contain errors or defects. We cannot assure you that, despite our extensive testing, errors will not be found in our new product releases and services before or after commercial release, which would result in product redevelopment costs and loss of, or delay in, market acceptance. A failure by us to introduce planned products or other new products or to introduce these products on schedule could have an adverse effect on our business, financial condition and results of operations.

If we cannot adapt to changing technologies, our products and services may become obsolete, and our business could suffer. Because the Internet and healthcare information markets are characterized by rapid technological change, we may be unable to anticipate changes in our current and potential customers’ requirements that could make our existing technology obsolete. Our success will depend, in part, on our ability to continue to enhance our existing products and services, develop new technology that addresses the increasingly sophisticated and varied needs of our prospective customers, license leading technologies and respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis. The development of our proprietary technology entails significant technical and business risks. We may not be successful in using new technologies effectively or adapting our proprietary technology to evolving customer requirements or emerging industry standards.

Our future success depends upon our ability to grow, and if we are unable to manage our growth effectively, we may incur unexpected expenses and be unable to meet our customers’ requirements.

We will need to expand our operations if we successfully achieve market acceptance for our products and services. We cannot be certain that our systems, procedures, controls and existing space will be adequate to support expansion of our operations. Our future operating results will depend on the ability of our officers and key employees to manage changing business conditions and to implement and improve our technical, administrative, financial control and reporting systems. A large increase in the volume or pace of traffic on our web site or the number of orders placed by customers may require us to expand and further upgrade our technology. We may not be able to project the rate or timing of increases in the use of our web site accurately or to expand and upgrade our systems and infrastructure to accommodate these increases. Difficulties in managing any future growth could have a significant negative impact on our business, financial condition and results of operations because we may incur unexpected expenses and be unable to meet our customers’ requirements.

If we lose the services of our key personnel, we may be unable to replace them, and our business, financial condition and results of operations could be adversely affected.

Our success depends in large part on the continued skills, experience, efforts and policies of our management and other key personnel and our ability to continue to attract, motivate and retain highly qualified employees. In particular, the services of Glen E. Tullman, our Chairman and Chief Executive Officer, are integral to the execution of our business strategy. If one or more of our key employees leaves our employment, we will have to find a replacement with the combination of skills and attributes necessary to execute our strategy. Because competition for skilled employees is intense, and the process of finding qualified individuals can be lengthy and expensive, we believe that the loss of the services of key personnel could adversely affect our business, financial condition and results of operations. We cannot assure you that we will continue to retain such personnel.

Our business depends on our intellectual property rights, and if we are unable to protect them, our competitive position may suffer.

Our business plan is predicated on our proprietary systems and technology, including TouchWorks™, TouchChart™, TouchScript®, Impact.MD™ and physician education products. We protect our proprietary rights through a combination of trademark, trade secret and copyright law, confidentiality agreements and technical measures. We generally enter into non-disclosure agreements with our employees and consultants and limit access to our trade secrets and technology. We cannot assure you that the steps we have taken will prevent misappropriation of technology. Misappropriation of our intellectual property would have an adverse effect on our competitive position. In addition, we may have to engage in litigation in the future to enforce or protect our intellectual property rights or to defend against claims of invalidity, and we may incur substantial costs as a result.

If we are deemed to infringe on the proprietary rights of third parties, we could incur unanticipated expense and be prevented from providing our products and services.

We could be subject to intellectual property infringement claims as the number of our competitors grows and the functionality of our applications overlaps with competitive products. While we do not believe that we have infringed or are infringing on any proprietary rights of third parties, we cannot assure you that infringement claims will not be asserted against us or that those claims will be unsuccessful. We could incur substantial costs and diversion of management resources defending any infringement claims. Furthermore, a party making a claim against us could secure a judgment awarding substantial damages, as well as injunctive or other equitable relief that could effectively block our ability to provide products or services. In addition, we cannot assure you that licenses for any intellectual property of third parties that might be required for our products or services will be available on commercially reasonable terms, or at all.

Factors beyond our control could cause interruptions in our operations, which would adversely affect our reputation in the marketplace and our business, financial condition and results of operations.

To succeed, we must be able to operate our systems without interruption. Certain of our communications and information services are provided through our third-party service providers. Our operations are vulnerable to interruption by damage from a variety of sources, many of which are not within our control, including without limitation: (1) power loss and telecommunications failures; (2) software and hardware errors, failures or crashes; (3) computer viruses and similar disruptive problems; and (4) fire, flood and other natural disasters.

Any significant interruptions in our services would damage our reputation in the marketplace and have a negative impact on our business, financial condition and results of operations.

We may be liable for use of data we provide.

We provide data for use by healthcare providers in treating patients. Third-party contractors provide us with most of this data. If this data is incorrect or incomplete, adverse consequences, including death, may occur and give rise to product liability and other claims against us. While we maintain product liability insurance coverage in an amount that we believe is sufficient for our business, we cannot assure you that this coverage will prove to be adequate or will continue to be available on acceptable terms, if at all. A claim brought against us that is uninsured or under-insured could harm our business, financial condition and results of operations.

If our security is breached, we could be subject to liability, and customers could be deterred from using our services.

The difficulty of securely transmitting confidential information over the Internet has been a significant barrier to conducting e-commerce and engaging in sensitive communications over the Internet. Our strategy relies on the use of the Internet to transmit confidential information. We believe that any well-publicized compromise of Internet security may deter people from using the Internet for these purposes and from using our system to conduct transactions that involve transmitting confidential healthcare information.

It is also possible that third parties could penetrate our network security or otherwise misappropriate patient information and other data. If this happens, our operations could be interrupted, and we could be subject to liability. We may need to devote significant financial and other resources to protect against security breaches or to alleviate problems caused by breaches. We could face financial loss, litigation and other liabilities to the extent that our activities or the activities of third-party contractors involve the storage and transmission of confidential information like patient records or credit information.

If we are unable to obtain additional financing for our future needs, our ability to respond to competitive pressures may be impaired and our business, financial condition and results of operations could be adversely affected.

We cannot be certain that additional financing will be available to us on favorable terms, or at all. If adequate financing is not available or is not available on acceptable terms, our ability to fund our expansion, take advantage of potential acquisition opportunities, develop or enhance services or products, or respond to competitive pressures would be significantly limited.

If our content and service providers fail to perform adequately, our reputation in the marketplace and our business, financial condition and results of operations could be adversely affected.

We depend on independent content and service providers for many of the benefits we provide through our clinical software and our physician education applications and services, including the maintenance of managed care pharmacy guidelines, drug interaction reviews and the routing of transaction data to third-party payers. Any problems with our providers that result in interruptions of our services or a failure of our services to function as desired could damage our reputation in the marketplace and have an adverse effect on our business, financial condition and results of operations. We may have no means of replacing content or services on a timely basis or at all if they are inadequate or in the event of a service interruption or failure.

We also rely on independent content providers for the majority of the clinical, educational and other healthcare information that we provide. In addition, we will depend on our content providers to deliver high quality content from reliable sources and to continually upgrade their content in response to demand and evolving healthcare industry trends. Any failure by these parties to develop and maintain high quality, attractive content could impair the value of our brand and our business, financial condition and results of operations.

If we are forced to reduce our prices for prepackaged medications, our business, financial condition and results of operations could suffer.

We expect to continue to derive a significant portion of our revenue from sales of prepackaged medications to physicians. We may be subject to pricing pressures with respect to our future sales of prepackaged medications arising from various sources, including practices of managed care organizations, Internet pharmacies, including those operating in Canada and other countries outside the United States, and government action affecting pharmaceutical reimbursement under Medicare. Our customers and the other entities with which we have a business relationship are affected by changes in regulations and limitations in governmental spending for Medicare and Medicaid programs. Recent actions by Congress could limit government spending for the Medicare and Medicaid programs, limit payments to hospitals and other providers and increase emphasis on competition and other programs that potentially could have an adverse effect on our customers and the other entities with which we have a business relationship. If our pricing of prepackaged medications experiences significant downward pressure, our business will be less profitable. In addition, because cash from sales of prepackaged medications funds some of our working capital requirements, reduced profitability with respect to prepackaged medications could require us to raise additional capital sooner than we would otherwise need.

If we are unable to maintain existing relationships and create new relationships with managed care payers, our business, financial condition and results of operations will be adversely affected.

We rely on managed care organizations to reimburse our physician customers for prescription medications dispensed in their offices. While many of the leading managed care payers and pharmacy benefit managers currently reimburse our physicians for in-office dispensing, none of these payers is under a long-term obligation to do so. If we are unable to increase the number of managed care payers that reimburse for in-office dispensing, or if some or all of the payers who currently reimburse physicians decline to do so in the future, utilization of our products and, therefore, our business, financial condition and results of operations will be adversely affected.

If we incur costs exceeding our insurance coverage in lawsuits pending against us or that are brought against us in the future, it could adversely affect our business, financial condition and results of operations.

We are a defendant in numerous multi-defendant lawsuits involving the manufacture and sale of dexfenfluramine, fenfluramine and phentermine. In the event we are found liable in any lawsuits filed against us, and if our insurance coverage were inadequate to satisfy these liabilities, it could have an adverse effect on our business, financial condition and results of operations.

If our principal supplier fails or is unable to perform its contract with us, we may be unable to meet our commitments to our customers.

We currently purchase a majority of the medications that we repackage from AmerisourceBergen. If we do not meet certain minimum purchasing requirements, AmerisourceBergen may increase the prices that we pay under this agreement, in which case we would have the option to terminate the agreement. Although we believe that there are a number of other sources of supply of medications, if AmerisourceBergen fails or is unable to perform under our agreement, particularly at certain critical times during the year, we may be unable to meet our commitments to our customers, and our relationships with our customers could suffer.

Risks Related to Our Industry

We are subject to a number of existing laws, regulations and industry initiatives, non-compliance with certain of which could shut down our operations or otherwise adversely affect our business, financial condition and results of operations, and we are susceptible to a changing regulatory environment.

As a participant in the healthcare industry, our operations and relationships, and those of our customers, are regulated by a number of federal, state and local governmental entities. The impact of this on us is direct, to the extent we are ourselves subject to these laws and regulations, and is also indirect in that in a number of situations, even though we may not be directly regulated by specific health care laws and regulations, our products must be capable of being used by our customers in a manner that complies with those laws and regulations. Inability of our customers to do so could affect the marketability of our products or our compliance with our customer contracts, or even expose us to direct liability on a theory that we had assisted our customers in a violation of health care laws or regulations. Because our business relationships with physicians are unique, and the healthcare technology industry as a whole is relatively young, the application of many state and federal regulations to our business operations and to our customers’ is uncertain. It is possible that a review of our business practices or those of our customers by courts or regulatory authorities could result in a determination that could adversely affect us. In addition, the healthcare regulatory environment may change in a way that restricts our existing operations or our growth. The healthcare industry is expected to continue to undergo significant changes for the foreseeable future, which could have an adverse effect on our business, financial condition and results of operations. We cannot predict the effect of possible future legislation and regulation.

Specific risks include, but are not limited to, risks relating to:

•

Patient Information. As part of the operation of our business, our customers provide to us patient-identifiable medical information related to the prescription drugs that they prescribe and other aspects of patient treatment. Government and industry legislation and rulemaking, especially the Health Insurance Portability and Accountability Act of 1996 (HIPAA), and standards and requirements published by industry groups such as the Joint Commission on Accreditation of Healthcare Organizations, require the use of standard transactions, standard identifiers, security and other standards and requirements for the transmission of certain electronic health information. New national standards and procedures under HIPAA include the “Standards for Electronic Transactions and Code Sets” (the Transaction Standards); the “Security Standards” (the Security Standards); and the “Standards for Privacy of Individually Identifiable Health Information” (the Privacy Standards). The Transaction Standards require the use of specified data coding, formatting and content in all specified “Health Care Transactions” conducted electronically. The Security Standards require the adoption of specified types of security for health care information. The Privacy Standards grant a number of rights to individuals as to their identifiable confidential medical information (called Protected Health Information) and restrict the use and disclosure of Protected Health Information by Covered Entities, defined as “health care providers, health care payers, and health care clearinghouses.” Generally, the HIPAA standards directly affect Covered Entities. We have reviewed our activities and believe that we are a Covered Entity to the extent that we maintain a “group health plan” for the benefit of our employees. Such a plan, even if not a separate legal entity from us as its sponsor, is included in the HIPAA definition of Covered Entities. We have taken steps we believe to be appropriate and required to bring our group health plan into compliance with HIPAA. We do not believe that we are a Covered Entity as a health care provider or as a health care clearinghouse; however, the definition of a health care clearinghouse is broad and we cannot offer any assurance that we could not be considered a health care clearinghouse under HIPAA or that, if we are determined to be a healthcare clearinghouse, the consequences would not be adverse to our business, financial condition and results of operations. In addition, the Privacy Standards affect third parties that create or access Protected Health Information in order to perform a function or activity on behalf of a Covered Entity. Such third parties are called “Business Associates.” Covered Entities must have a written “Business Associate Agreement” with such third parties, containing specified written satisfactory assurances that the third party will safeguard Protected Health Information that it creates or accesses and will fulfill other material obligations to support the Covered Entity’s own HIPAA compliance. Most of our customers are Covered Entities, and we function in many of our relationships as a Business Associate of those customers. We would face liability under our Business Associate Agreements if we do not comply with our Business Associate obligations. In addition, the federal agencies with enforcement authority have taken the position that a Covered Entity can be subject to HIPAA penalties and sanctions for a breach of a Business Associate Agreement. The penalties for a violation of HIPAA by a Covered Entity are significant and could have an adverse impact upon our business, financial condition and results of operations, if such penalties ever were imposed. Additionally, Covered Entities will be required to adopt a unique standard National Provider Identifier (NPI) for use in filing and processing health care claims and other transactions. Subject to the discussion set forth above, we believe that the principal effects of HIPAA are, first, to require that our systems be capable of being operated by our customers in a manner that is compliant with the various HIPAA standards and, second, to require us to enter into and comply with Business Associate Agreements with our Covered Entity customers. For most Covered Entities, the deadlines for compliance with the Privacy Standards and the Transaction Standards occurred in 2003. Covered Entities were required to be in compliance with the Security Standards by April 20, 2005 and to use NPIs in standard transactions no later than the compliance dates, which are May 23, 2007 for all but small health plans and one year later for small health plans. We have policies and procedures that we believe assure compliance with all federal and state confidentiality requirements for the handling of Protected Health Information that we receive and with our obligations under Business Associate Agreements. In particular, we believe that our systems and products are capable of being used by our customers in compliance with the Transaction Standards and Security Standards and are, or will be, capable of being used by our customers in compliance with the NPI requirements. If, however, we do not follow those procedures and policies, or they are not sufficient to prevent the unauthorized disclosure of Protected Health Information, we could be subject to liability, fines and lawsuits, termination of our customer contracts or our operations could be shut down. Moreover, because all HIPAA Standards are subject to change or interpretation and because certain other HIPAA Standards, not discussed above, are not yet published, we cannot predict the full future impact of HIPAA on our business and operations. In the event that the HIPAA standards and compliance requirements change or are interpreted in a way that requires any material change to the way in which we do business, our business, financial condition and results of operations could be adversely affected. Additionally, certain state laws are not preempted by HIPAA and may impose independent obligations upon our customers or us. Additional legislation governing the acquisition, storage and transmission or other dissemination of health record information and other personal information, including social security numbers, has been proposed at both the state and federal level. Such legislation may require holders of such information to implement additional security, reporting or other measures that may require substantial expenditures and may impose liability for a failure to comply with such requirements. In many cases, such proposed state legislation includes provisions that are not preempted by HIPAA. There can be no assurance that changes to state or federal laws will not materially restrict the ability of providers to submit information from patient records using our products and services.

•	Electronic Prescribing. The use of our software by physicians to perform a variety of functions, including electronic prescribing, electronic routing of prescriptions to pharmacies and dispensing, is governed by state and federal law. States have differing prescription format requirements, which we have programmed into our software. Many existing laws and regulations, when enacted, did not anticipate methods of e-commerce now being developed. While federal law and the laws of many states permit the electronic transmission of prescription orders, the laws of several states neither specifically permit nor specifically prohibit the practice. Given the rapid growth of electronic transactions in healthcare, and particularly the growth of the Internet, we expect the remaining states to directly address these areas with regulation in the near future. In addition, on November 4, 2005, the Department of Health and Human Services published its final “E-Prescribing and the Prescription Drug Program” regulations (E-Prescribing Regulations). These regulations are required by the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (MMA) and become effective beginning on January 1, 2006. The E-Prescribing Regulations consist of detailed standards and requirements, in addition to the HIPAA electronic transaction standards discussed above, for prescription and other information transmitted electronically in connection with a drug benefit covered by the MMA’s Prescription Drug Benefit. These standards cover not only transactions between prescribers and dispensers for prescriptions but also electronic eligibility and benefits inquiries and drug formulary and benefit coverage information. The standards apply to prescription drug plans participating in the MMA’s Prescription Drug Benefit. Aspects of our TouchWorks™ and TouchChart™ software tools will be affected by such regulation because of the need of our customers to comply, as discussed above. Compliance with these regulations could be burdensome, time-consuming and expensive. We also could become subject to future legislation and regulations concerning the development and marketing of healthcare software systems. These could increase the cost and time necessary to market new services and could affect us in other respects not presently foreseeable.

•

Claims Transmission. Our system electronically transmits claims for prescription medications dispensed by physicians to patients’ payers for immediate approval and reimbursement. Federal law provides that it is both a civil and a criminal violation for any person to submit, or cause to be submitted, a claim to any payer, including, without limitation, Medicare, Medicaid and all private health plans and managed care plans, seeking payment for any services or products that overbills or bills for items that have not been provided to the patient. We have in place policies and procedures that we believe assure that all claims that are transmitted by our system are accurate and complete, provided that the information given to us by our customers is also accurate and complete. If, however, we do not follow those procedures and policies, or they are not sufficient to prevent inaccurate claims from being submitted, we could be subject to liability. As discussed above, the HIPAA Transaction Standards and the HIPAA Security Standards also affect our claims transmission services, since those services must be structured and provided in a way that supports our customers’ HIPAA compliance obligations.

•	Medical Devices. The United States Food and Drug Administration (the FDA) has promulgated a draft policy for the regulation of computer software products as medical devices under the 1976 Medical Device Amendments to the Federal Food, Drug and Cosmetic Act. To the extent that computer software is a medical device under the policy, we, as a manufacturer of such products, could be required, depending on the product, to register and list our products with the FDA; notify the FDA and demonstrate substantial equivalence to other products on the market before marketing such products; or obtain FDA approval by demonstrating safety and effectiveness before marketing a product. Depending on the intended use of a device, the FDA could require us to obtain extensive data from clinical studies to demonstrate safety or effectiveness or substantial equivalence. If the FDA requires this data, we would be required to obtain approval of an investigational device exemption before undertaking clinical trials. Clinical trials can take extended periods of time to complete. We cannot provide assurances that the FDA will approve or clear a device after the completion of such trials. In addition, these products would be subject to the Federal Food, Drug and Cosmetic Act’s general controls, including those relating to good manufacturing practices and adverse experience reporting. Although it is not possible to anticipate the final form of the FDA’s policy with regard to computer software, we expect that the FDA is likely to become increasingly active in regulating computer software intended for use in healthcare settings regardless of whether the draft is finalized or changed. The FDA can impose extensive requirements governing pre- and post-market conditions like service investigation, approval, labeling and manufacturing. In addition, the FDA can impose extensive requirements governing development controls and quality assurance processes.

•	eDetailing. Our pharmaceutical and medical device clients use Physicians InteractiveTM eDetailing programs to provide physicians with valuable and up-to-date information about various medications and medical products, as well as to collect feedback from physician opinion leaders and other experts. Pharmaceutical marketing activities are subject to various regulatory and compliance initiatives, including an industry-sponsored ethics initiative developed by the Pharmaceutical Research and Manufacturers of America (PhRMA Code) and the final Compliance Program Guidance for Pharmaceutical Manufacturers issued on April 28, 2003 by the HHS Office of Inspector General (OIG). Such initiatives, some of which are required and some of which are voluntary, articulate concerns, recommendations and standards concerning a variety of pharmaceutical product marketing activities and issues, including eDetailing, kickbacks, discounts, switching arrangements, research/consulting/advisory payments, relationships with other healthcare providers, including physicians, and gifts/entertainment/other remuneration. Additionally, as a sender of electronic mail in connection with some of our educational programs, we are subject to the CAN-SPAM Act of 2003 and other state and federal laws regulating senders of electronic mail for commercial purposes. We believe that our programs and activities comply with applicable laws and regulations and are consistent with PhRMA Code and OIG initiatives. However, if our physician educational programs were found to be conducted in a manner inconsistent with such laws, regulations or initiatives, or if we are required to materially change to the way in which we do business in order in order to conform with such laws, regulations and initiatives, our business, financial condition and results of operations would be adversely affected.

•	Licensure and Physician Dispensing. As a repackager and distributor of drugs, we are subject to regulation by and licensure with the FDA, the Drug Enforcement Agency (DEA) and various state agencies that regulate wholesalers or distributors. Among the regulations applicable to our repackaging operation are the FDA’s “good manufacturing practices.” We are subject to periodic inspections of our facilities by regulatory authorities to confirm that we have policies and procedures in place in order to comply with applicable legal requirements. Because the FDA’s good manufacturing practices were designed to govern the manufacture, rather than the repackaging, of drugs, we face legal uncertainty concerning the application of some aspects of these regulations and of the standards that the FDA will enforce. If we do not maintain all necessary licenses, or the FDA decides to substantially modify the manner in which it has historically enforced its good manufacturing practice regulations against drug repackagers or the FDA or DEA finds any violations during one of their periodic inspections, we could be subject to liability, and our operations could be shut down.

•	While physician dispensing of medications for profit is allowed in most states, it is limited in a few states. It is possible that certain states may enact further legislation or regulations prohibiting, restricting or further regulating physician dispensing. Similarly, while a July 2002 Opinion the American Medical Association’s Council on Ethical and Judicial Affairs (CEJA) provides in relevant part that “Physicians may dispense drugs within their office practices provided such dispensing primarily benefits the patient,” the American Medical Association has historically taken inconsistent positions on physician dispensing. Past reports of the CEJA have opposed the in-office sale of health-related products by physicians, and it is possible that the CEJA may in the future oppose the in-office sale of health-related products by physicians. Any such state legislative prohibitions or CEJA opposition of physician dispensing could adversely affect our business, financial condition and results of operations.

•	Congress enacted significant prohibitions against physician self-referrals in the Omnibus Budget Reconciliation Act of 1993. This law, commonly referred to as “Stark II,” applies to physician dispensing of outpatient prescription drugs that are reimbursable by Medicare or Medicaid. Stark II, however, includes an exception for the provision of in-office ancillary services, including a physician’s dispensing of outpatient prescription drugs, provided that the physician meets specified requirements. We believe that the physicians who use our system or dispense drugs distributed by us are aware of these requirements, but we do not monitor their compliance and have no assurance that the physicians are in material compliance with Stark II. If it were determined that the physicians who use our system or dispense pharmaceuticals purchased from us were not in compliance with Stark II, it could have an adverse effect on our business, financial condition and results of operations.

•	As a distributor of prescription drugs to physicians, we are subject to the federal anti-kickback statute, which applies to Medicare, Medicaid and other state and federal programs. The statute prohibits the solicitation, offer, payment or receipt of remuneration in return for referrals or the purchase, or in return for recommending or arranging for the referral or purchase, of goods, including drugs, covered by the programs. The anti-kickback law provides a number of statutory exceptions and regulatory “safe harbors” for particular types of transactions. We believe that our arrangements with our customers are in material compliance with the anti-kickback statute and relevant safe harbors. Many states have similar fraud and abuse laws, and we believe that we are in material compliance with those laws. If, however, it were determined that we, as a distributor of prescription drugs to physicians, were not in compliance with the federal anti-kickback statute, we could be subject to liability, and our operations could be curtailed. Moreover, if the activities of our customers or other entity with which we have a business relationship were found to constitute a violation of the federal anti-kickback law and we, as a result of the provision of products or services to such customer or entity, were found to have knowingly participated in such activities, we could be subject to sanction or liability under such laws, including civil and/or criminal penalties, as well as exclusion from government health programs. As a result of exclusion from government health programs, neither products nor services could be provided to any beneficiaries of any federal healthcare program.

Increased government involvement in healthcare could adversely affect our business.

U.S. healthcare system reform under the Medicare Prescription Drug, Improvement and Modernization Act of 2003, and other initiatives at both the federal and state level, could increase government involvement in healthcare, lower reimbursement rates and otherwise change the business environment of our customers and the other entities with which we have a business relationship. While no federal price controls are included in the Medicare Prescription Drug, Improvement and Modernization Act, any legislation that reduces physician incentives to dispense medications in their offices could adversely affect physician acceptance of our products. We cannot predict whether or when future health care reform initiatives at the federal or state level or other initiatives affecting our business will be proposed, enacted or implemented or what impact those initiatives may have on our business, financial condition or results of operations. Our customers and the other entities with which we have a business relationship could react to these initiatives and the uncertainty surrounding these proposals by curtailing or deferring investments, including those for our products and services. Additionally, government regulation could alter the clinical workflow of physicians and other healthcare participants, thereby limiting the utility of our products and services to existing and potential customers and curtailing broad acceptance our products and services.

If the electronic healthcare information market fails to develop as quickly as expected, our business, financial condition and results of operations will be adversely affected.

The electronic healthcare information market is in the early stages of development and is rapidly evolving. A number of market entrants have introduced or developed products and services that are competitive with one or more components of the solutions we offer. We expect that additional companies will continue to enter this market. In new and rapidly evolving industries, there is significant uncertainty and risk as to the demand for, and market acceptance of, recently introduced products and services. Because the markets for our products and services are new and evolving, we are not able to predict the size and growth rate of the markets with any certainty. We cannot assure you that markets for our products and services will develop or that, if they do, they will be strong and continue to grow at a sufficient pace. If markets fail to develop, develop more slowly than expected or become saturated with competitors, our business, financial condition and results of operations will be adversely affected.

Consolidation in the healthcare industry could adversely affect our business, financial condition and results of operations.

Many healthcare industry participants are consolidating to create integrated healthcare delivery systems with greater market power. As provider networks and managed care organizations consolidate, competition to provide products and services like ours will become more intense, and the importance of establishing relationships with key industry participants will become greater. These industry participants may try to use their market power to negotiate price reductions for our products and services. If we were forced to reduce our prices, our business would become less profitable unless we were able to achieve corresponding reductions in our expenses.

Risks Related to the Securities

Our indebtedness may increase if we issue debt securities.

Our total debt and debt service obligations may increase if we issue debt securities and do not use the proceeds to retire existing debt. Substantial indebtedness could, among other things:

•	require us to dedicate a substantial portion of our cash flow to repaying our indebtedness, thus reducing the amount of funds available for other general corporate purposes;

•	limit our ability to borrow additional funds necessary for working capital, capital expenditures or other general corporate purposes;

•	increase our vulnerability to adverse general economic or industry conditions; and

•	limit our flexibility in planning for, or reacting to changes in, our business.

There can be no assurance that we will be able to meet our debt service obligations, including any of our obligations under the debt securities.

In addition, we may need to incur substantial additional indebtedness in the future to fund our operations or any acquisitions that we may make. However, we may not be able to incur the additional financing necessary for these purposes.

The value of our debt securities may decrease if rating agencies issue any adverse rating of our securities.

There can be no assurance that credit rating agencies will rate any debt securities that we may issue, either at the time that we issue them or subsequent to their issuance. If the rating agencies do rate our securities, these ratings may be lower than investors expect. Rating agencies may lower their ratings at any time in the future or may place the securities under watch with the possibility of lowering their ratings on the securities in the future. If any of these events occur, our access to capital markets may be adversely affected, and the value of the debt securities could decline.

Our holding company structure may adversely affect our ability to meet our debt service obligations under any debt securities.

Substantially all of our consolidated assets are held by our subsidiaries. Accordingly, our ability to service our debt, including the debt securities, depends on the results of operations of our subsidiaries and upon the ability of such subsidiaries to provide us with cash, whether in the form of dividends, loans or otherwise. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to make payments on the debt securities or to make any funds available for that purpose. In addition, dividends, loans or other distributions to us from our subsidiaries may be subject to contractual and other restrictions and are subject to other business considerations.

Because of certain features of our outstanding 3.50% convertible senior debentures and anti-takeover provisions under Delaware law and in our organizational documents, takeovers of us may be difficult, and you may be prevented from obtaining an optimal price for the securities in the event of a takeover of us.

We are required to increase the conversion rate on our 3.50% convertible senior debentures that are converted in connection with certain change of control transactions that occur on or prior to July 15, 2009, which effectively increases the cost of a takeover of the company. In addition, in the event of a change of control of the company, subject to certain exceptions, holders of the debentures have the right to require us to repurchase in cash all or any portion of their debentures. These features may in certain circumstances make more difficult or discourage such a takeover. Additionally, certain provisions of Delaware law and our amended and restated certificate of incorporation, as amended, and by-laws could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us. These provisions:

•	authorize the issuance of preferred stock that can be created and issued by our board of directors without prior stockholder approval to increase the number of outstanding shares and deter or prevent a takeover attempt;

•	prohibit common stockholder action by written consent, thereby requiring all common stockholder actions to be taken at a meeting of our common stockholders;

•	prohibit cumulative voting in the election of directors, which would otherwise enable less than a majority of stockholders to elect director candidates;

•	limit the ability of stockholders to call special meetings of stockholders;

•	establish advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings; and

•	provide for a classified board of directors, expanding the time required to change the composition of a majority of directors.

In addition, we are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which could have the effect of delaying or preventing a change in control of us.

Future sales of our common stock in the public market could adversely affect the trading price of our common stock and the value of any convertible securities that we may issue and our ability to raise funds in new securities offerings.

Future sales of substantial amounts of our common stock in the public market, or the perception that such sales could occur, could adversely affect prevailing trading prices of our common stock and the value of any convertible security that we may issue and could impair our ability to raise capital through future offerings of equity or equity-related securities. As of September 30, 2005, we had

•	42,189,462 shares of common stock outstanding;

•	warrants exercisable for 3,333 shares of common stock outstanding;

•	8,707,754 shares of common stock reserved for issuance upon exercise of options outstanding under our stock option plans and an additional 2,566,918 shares of common stock available for future grant under our incentive stock option plans; and

•	7,329,424 shares of common stock reserved for issuance upon conversion of our outstanding 3.50% convertible senior debentures.

We cannot predict the effect, if any, that future sales of shares of common stock or the availability of shares of common stock for future sale will have on the trading price of our common stock or the value of any convertible security that we may issue.

Our outstanding 3.50% convertible senior debentures are convertible at the option of the holders into shares of our common stock, subject to the certain conditions set forth in the indenture governing these debentures. Any shares of common stock issued on conversion of these debentures and subsequently sold will be freely tradable in the public markets without restriction. In addition, we will be required to repurchase these debentures following certain change in control events relating to us, and the holders of these debentures will have the option to require us to purchase all or a portion of their debentures on July 15, 2009, July 15, 2014 and July 15, 2019. The conversion of these debentures into common stock or the issuance of common stock to pay the purchase price of any such debentures could result in the issuance of a substantial number of shares of our common stock and substantial dilution to our stockholders.

Our issuance of preferred stock could adversely affect holders of our common stock or convertible securities and discourage a takeover.

Our board of directors is authorized to issue up to 1,000,000 shares of preferred stock without any action on the part of our stockholders. Our board of directors also has the power, without stockholder approval, to set the terms of any series of preferred stock that may be issued, including voting rights (except that shares of preferred stock may not have more than one vote per share), dividend rights, preferences over our common stock with respect to dividends or in the event of a dissolution, liquidation or winding up and other terms. In the event that we issue preferred stock in the future that has preference over our common stock with respect to payment of dividends or upon our liquidation, dissolution or winding up, or if we issue preferred stock that is convertible into our common stock at greater than a one-to-one ratio, the voting and other rights of the holders of our common stock or convertible securities or the market price of our common stock or convertible securities could be adversely affected. In addition, the ability of our board of directors to issue shares of preferred stock without any action on the part of our stockholders may impede a takeover of us and prevent a transaction favorable to the holders of our common stock or convertible securities.

Failure to maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could have an adverse effect on our business and the trading price of our common stock and the securities.

If we fail to maintain the adequacy of our internal controls, in accordance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. Failure to achieve and maintain an effective internal control environment could have an adverse effect on the price of our common stock and the securities.

The market price of our common stock has been and may continue to be volatile.

The market price of our common stock is highly volatile and could fluctuate significantly in response to the factors described above and other factors, many of which are beyond our control, including:

•	actual or anticipated variations in our quarterly operating results;

•	announcements of technological innovations or new services or products by our competitors or us;

•	changes in financial estimates by securities analysts;

•	conditions and trends in the electronic healthcare information, Internet, e-commerce and pharmaceutical markets; and

•	general market conditions and other factors.

In addition, the stock markets, especially the Nasdaq National Market, have experienced extreme price and volume fluctuations that have affected the market prices of equity securities of many technology companies and Internet-related companies in particular. These fluctuations have often been unrelated or disproportionate to operating performance. These broad market factors may materially affect the trading price of our common stock. General economic, political and market conditions like recessions and interest rate fluctuations may also have an adverse effect on the market price of our common stock. Volatility in the market price for our common stock may result in the filing of securities class action litigation.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated or deemed to be incorporated by reference herein contain forward-looking statements that involve risks and uncertainties, including those discussed under the caption “Risk Factors.” We develop forward-looking statements by combining currently available information with our beliefs and assumptions. These statements relate to future events, including our future performance, and often contain words like “believe,” “expect,” “anticipate,” “intend,” “contemplate,” “seek,” “plan,” “estimate” and similar expressions. Forward-looking statements do not guarantee future performance, which may be materially different from that expressed in, or implied by, any such statements. Recognize these statements for what they are and do not rely upon them as facts.

We make these statements under the protection afforded by Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Because we cannot predict all of the risks and uncertainties that may affect us, or control the ones we do predict, these risks and uncertainties can cause our results to differ materially from the results we express in our forward-looking statements. We undertake no obligation to, and expressly disclaim any such obligation to, update or revise any forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events, changes to future results over time or otherwise.

THE SECURITIES WE MAY OFFER

We may offer, issue and sell, together or separately, up to $200,000,000 (or the equivalent in one or more foreign currencies or currency units) aggregate initial offering price of:

•	our debt securities, in one or more series, which may be either senior debt securities, senior subordinated debt securities, subordinated debt securities or debt securities with any other ranking;

•	shares of our common stock, par value $0.01 per share;

•	shares of our preferred stock, par value $0.01 per share, in one or more series;

•	warrants to purchase debt securities or shares of our common stock or preferred stock;

•	our stock purchase contracts;

•	our stock purchase units; or

•	any combination of the foregoing

either individually or as units consisting of one or more of the foregoing, each on terms to be determined at the time of sale.

We may issue debt securities that are exchangeable for or convertible into shares of our common stock or preferred stock or other debt securities. The preferred stock may also be exchangeable for and/or convertible into shares of our common stock or another series of our preferred stock or our debt securities. When particular securities are offered, a supplement to this prospectus will be delivered with this prospectus, which will set forth the terms of the offering and sale of the offered securities.

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.

We are a provider of clinical software, connectivity and information solutions that physicians use to improve healthcare. We report our financial results utilizing three business segments:

•	Our software and related services segment consists of clinical software solutions offered by our Clinical Solutions Group (“CSG”), such as TouchWorks™, TouchChart™ , TouchScript® and Impact MD™.

•	Our information services segment is comprised primarily of our Physicians Interactive™ (“PI”) business. PI is a clinical education and information solution that links physicians with pharmaceutical companies and medical product suppliers using interactive education sessions to provide clinical product information to the physician.

•	Our prepackaged medications segment is comprised of our Medications Services Group (“MSG”), formerly known as Allscripts Direct™. This group provides point-of-care medication management and medical supply solutions for physicians and other healthcare providers.

We are incorporated in the State of Delaware, and our principal executive offices are located at 222 Merchandise Mart Plaza, Suite 2024, Chicago, Illinois 60654. Our telephone number is (312) 506-1200, and our website address is www.allscripts.com. The information on our website is not a part of this prospectus.

USE OF PROCEEDS

Unless we state otherwise in the applicable prospectus supplement, we expect to add substantially all of the net proceeds from the sale of the securities to our general funds to be used for general corporate purposes, including capital expenditures, working capital, repayment or reduction of long-term and short-term debt and the financing of acquisitions. We may invest funds that we do not immediately require in short-term marketable securities.

RATIOS OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratios of earnings to fixed charges for each of the periods indicated:

	Nine Months Ended September 30,		Year Ended December 31,
	2005	2004	2004	2003(c)	2002(c)	2001(c)	2000(c)
Ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred and preference stock dividend requirements(a)(b)	3.1	2.2	2.4	—	—	—	—

(a)	The computation of the ratios of our earnings to fixed charges is based on the applicable amounts for us and our subsidiaries on a consolidated basis. For these ratios, earnings represents net income (loss) before taxes plus fixed charges. Fixed charges consist of interest expense, amortization of debt costs and the portion of rental expense which we believe to be representative of the interest factor.

(b)	The ratio of earnings to combined fixed charges and preferred and preference stock dividend requirements for the periods presented is the same as the ratio of earnings to fixed charges because we have no outstanding preferred stock or preference stock and, therefore, have no dividend requirements.

(c)	We had deficiencies of earnings to fixed charges of $5.0 million, $15.2 million, $467.5 million and $61.8 million for the years ended December 31, 2003, 2002, 2001 and 2000, respectively. The 2001 deficiency was significantly impacted by our asset impairment charge of $355.0 million that related to the write-down of the carrying value of goodwill and certain intangible assets.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities either separately, or together with, or upon the conversion of or in exchange for, other securities. The debt securities may be our unsecured and unsubordinated obligations, which we refer to as “senior debt securities,” issued in one or more series or our unsecured subordinated obligations, which we refer to as “subordinated debt securities,” issued in one or more series. The subordinated debt securities of any series may be our senior subordinated obligations or subordinated obligations, or may have such other ranking as is described in the applicable prospectus supplement. The debt securities will be issued under one or more indentures to be entered into between us and one or more trustees. References herein to the “indenture” and the “trustee” refer to the applicable indenture and the applicable trustee pursuant to which any particular series of debt securities is issued. The terms of any series of debt securities will be those specified in or pursuant to the applicable indenture and in the certificates evidencing that series of debt securities and those made part of the indenture by the Trust Indenture Act of 1939, as amended. We may issue both senior debt securities and subordinated debt securities under the same indenture.

The following summary of selected provisions of the indenture and the debt securities is not complete, and the summary of selected terms of a particular series of debt securities included in the applicable prospectus supplement also will not be complete. You should review the applicable form of indenture and the applicable form of certificate evidencing the debt securities, which forms have been or will be filed as exhibits to the registration statement of which this prospectus is a part or as exhibits to documents which have been or will be incorporated by reference in this prospectus. To obtain a copy of the indenture or the form of certificate for the debt securities, see “Where You Can Find More Information” in this prospectus. The following summary and the summary in the applicable prospectus supplement are qualified in their entirety by reference to all of the provisions of the indenture and the certificates evidencing the debt securities, which provisions, including defined terms, are incorporated by reference in this prospectus. Capitalized terms used in this section and not defined have the meanings assigned to those terms in the indenture.

The following description of debt securities describes the general terms and provisions of the series of debt securities to which any prospectus supplement may relate. When we offer to sell a series of debt securities, we will describe the specific terms of the series in the applicable prospectus supplement. If any particular terms of the debt securities described in a prospectus supplement differ from any of the terms described in this prospectus, then the terms described in the applicable prospectus supplement will supersede the terms described in this prospectus.

General

The debt securities may be issued from time to time in one or more series of senior debt securities and one or more series of subordinated debt securities. We can issue an unlimited amount of debt securities under the indenture, and debt securities of any series may be issued up to the aggregate principal amount which may be authorized from time to time by us. Please read the applicable prospectus supplement relating to the series of debt securities being offered for specific terms including, where applicable:

•	the title of the series of debt securities;

•	any limit on the aggregate principal amount of debt securities of the series, and if the series may be reopened from time to time for the issuance of additional debt securities of the series or to establish additional terms of the series;

•	the price or prices at which debt securities of the series will be issued;

•	the date or dates on which we will pay the principal of and premium, if any, on debt securities of the series, or the method or methods, if any, used to determine those dates;

•	the rate or rates, which may be fixed or variable, at which debt securities of the series will bear interest, if any, or the method or methods, if any, used to determine those rates;

•	the basis used to calculate interest, if any, on the debt securities of the series if other than a 360-day year of twelve 30-day months;

•	the date or dates, if any, from which interest on the debt securities of the series will accrue, or the method or methods, if any, used to determine those dates;

•	the dates, if any, on which the interest on the debt securities of the series will be payable and the record dates, if any, for the payment of interest;

•	the place or places where amounts due on the debt securities of the series will be payable, where the debt securities of the series may be surrendered for registration of transfer or exchange and where the debt securities of the series may be surrendered for conversion or exchange and notices or demands to or upon us in respect of the debt securities of the series and the indenture may be served;

•	the terms and conditions, if any, upon which we may, at our option, redeem, in whole or in part, debt securities of the series;

•	the terms and conditions, if any, upon which we are obligated to redeem or purchase debt securities of the series pursuant to any sinking fund or analogous provision or at the option of the holders of debt securities of the series;

•	the authorized denominations in which the series of debt securities will be issued, if other than denominations of $1,000 and any integral multiple of $1,000, in the case of registered securities, or $5,000, in the case of bearer securities;

•	the terms and conditions, if any, upon which the debt securities of the series may be convertible into or exchangeable for other securities or property;

•	if other than U.S. dollars, the currency used to purchase the debt securities of the series and the currency used for payments on debt securities of the series, and the ability, if any, of us or the holders of debt securities of the series to have payments made in any other currency;

•	if the amount of payments on the series of debt securities may be determined with reference to an index, formula or other method or methods (any of those debt securities being referred to as “Indexed Securities”) and the manner used to determine those amounts;

•	any addition to, or modification or deletion of, any covenant or Event of Default with respect to debt securities of the series;

•	whether and under what circumstances we will pay Additional Amounts on the series of debt securities to any holder who is a United States Alien in respect of any tax, assessment or other governmental charge and, if so, whether we will have the option to redeem the series of debt securities rather than pay the Additional Amounts;

•	the person to whom any interest on any registered securities of the series of debt securities will be payable, if different than the person in whose name a registered security is registered at the close of business on the regular record date for that interest;

•	the manner in which, or the person to whom, any interest on any bearer security of the series of debt securities will be payable, if different than upon presentation and surrender of the coupons relating to the bearer security;

•	the extent to which, or the manner in which, any interest payable on a temporary global debt security will be paid, if other than in the manner provided in the indenture;

•	if other than the full principal amount, the portion of the principal amount of the series of debt securities which will be payable upon acceleration or the method used to determine such portion;

•	whether the debt securities of the series are to be issuable in registered or bearer form or both and, if in global form, whether any debt securities of the series will be issued in temporary or permanent global form or both and, if so, the identity of the depositary for the global debt security of the series;

•	whether such debt securities will be senior debt securities or subordinated debt securities and, if subordinated debt securities, whether such subordinated debt securities will be our senior subordinated or subordinated obligations or will have another ranking and the definition of “Senior Indebtedness” and a summary of the subordination provisions applicable to such subordinated debt securities; and

•	any other terms of debt securities of the series.

Unless otherwise set forth in this prospectus or any prospectus supplement relating to the offering of debt securities, as used in this prospectus and any prospectus supplement relating to the offering of debt securities, references to the principal of, or premium, if any, or interest, if any, on, the series of debt securities include the payment of Additional Amounts, if any, required by the series of debt securities in that context.

Debt securities may be issued as original issue discount securities to be sold at a discount below their principal amount. In the event of an acceleration of the maturity of any original issue discount security, the amount payable to the holder upon acceleration will be determined in the manner described in the applicable prospectus supplement. Material federal income tax and other considerations applicable to original issue discount securities will be described in the applicable prospectus supplement.

If the purchase price of any debt securities is payable in a foreign currency or currency unit or if the principal of, or premium, if any, or interest, if any, on any debt securities is payable in a foreign currency or currency unit, the specific terms of those debt securities and the applicable foreign currency or currency unit will be specified in the prospectus supplement relating to those debt securities.

The terms of the debt securities of any series may differ from the terms of the debt securities of any other series, and the terms of particular debt securities within any series may differ from each other. If expressly provided in the applicable prospectus supplement, we may, without the consent of the holders of the debt securities of any series, reopen an existing series of debt securities and issue additional debt securities of that series or establish additional or different terms of that series.

Registration, transfer, payment and paying agent

Unless otherwise indicated in the applicable prospectus supplement, each series of debt securities will be issued in registered form only, without coupons. However, the indenture provides that we may also issue debt securities in bearer form only, or in both registered and bearer form.

Unless otherwise indicated in the applicable prospectus supplement, registered securities will be issued in denominations of $1,000 or any integral multiple of $1,000, and bearer securities will be issued in denominations of $5,000.

Unless otherwise indicated in the applicable prospectus supplement, the debt securities will be payable and may be surrendered for registration of transfer or exchange and, if applicable, for conversion into or exchange for other types of securities, at an office or agency maintained by us and specified in the applicable prospectus supplement. However, we, at our option, may make payments of interest on any registered security by check mailed to the address of the person entitled to receive that payment or by wire transfer to an account maintained by the payee with a bank located in the United States. No service charge shall be made for any registration of transfer or exchange, redemption or repayment of debt securities, or for any conversion or exchange of debt securities for other types of securities or property, but we may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with that transaction.

Unless otherwise indicated in the applicable prospectus supplement, payment of principal, or premium, if any, or interest, if any, on, or Additional Amounts, if any, with respect to bearer securities will be made, subject to any applicable laws and regulations, at an office or agency outside the United States. Unless otherwise indicated in the applicable prospectus supplement, payment of interest, if any, on or Additional Amounts, if any, with respect to bearer securities will be made only against surrender of the coupon relating thereto. Unless otherwise indicated in the applicable prospectus supplement, no payment of principal, or premium, if any, or interest, if any, on, or Additional Amounts, if any, with respect to any bearer security will be made at any office or agency in the United States or by check mailed to any address in the United States or by wire transfer to an account maintained with a bank located in the United States. However, if any bearer securities are payable in U.S. dollars, payments on those bearer securities may be made at the corporate trust office of the relevant trustee or at any office or agency designated by us, if, but only if, payment of the full amount due on the bearer securities for principal, premium, if any, interest, if any, or Additional Amounts, if any, at all offices outside of the United States maintained for that purpose by us is illegal or effectively precluded by exchange controls or similar restrictions.

Unless otherwise indicated in the applicable prospectus supplement, we will not be required to:

•	issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before any selection of debt securities of that series of like tenor and terms to be redeemed and ending at the close of business on the day of that selection;

•	register the transfer of or exchange any registered security, or portion of any registered security, selected for redemption, except the unredeemed portion of any registered security being redeemed in part;

•	exchange any bearer security selected for redemption, except to exchange a bearer security for a registered security of that series of like tenor and terms that is simultaneously surrendered for redemption; or

•	issue, register the transfer of or exchange any debt security which has been surrendered for repayment or repurchase at the option of the holder, except the portion, if any, of the debt security not to be repaid or repurchased.

Ranking of debt securities; holding company structure

The senior debt securities of each series will be our unsecured unsubordinated obligations and will rank on a parity in right of payment with all of our other unsecured and unsubordinated indebtedness. The subordinated debt securities of each series will be our unsecured obligations and will be subordinated in right of payment to all of our existing and future Senior Indebtedness (which term will be defined in the prospectus supplement relating to such series of subordinated debt securities). The subordinated debt securities of any series may be our senior subordinated or subordinated obligations, or may have such other ranking as is described in the applicable prospectus supplement. Accordingly, the subordinated debt securities of any series may rank, in priority of payment, senior to, on a parity with or junior to any other series of subordinated debt securities and the definition of “Senior Indebtedness” applicable to any series of subordinated debt securities may be different from the definition of “Senior Indebtedness” applicable to any other series of subordinated debt securities. If this prospectus is being delivered in connection with the offering of a series of subordinated debt securities, the accompanying prospectus supplement will describe the subordination provisions and set forth the definition of “Senior Indebtedness” applicable to such subordinated debt securities, and such prospectus supplement or the information incorporated or deemed to be incorporated by reference herein will set forth the approximate amount of such Senior Indebtedness outstanding as of a recent date.

There are no limitations in the indenture on the issuance or incurrence of indebtedness (including Senior Indebtedness) by us or our subsidiaries.

The debt securities are exclusively our obligations. Although we own some of our consolidated assets directly, substantially all of our consolidated assets are held by our subsidiaries. Accordingly, our cash flow and our ability to service our debt, including the debt securities, will depend on the results of operations of our subsidiaries and upon the ability of our subsidiaries to provide cash, whether in the form of dividends, loans or otherwise, to pay amounts due on our obligations, including the debt securities. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to make payments on the debt securities or to make any funds available for that purpose. In addition, dividends, loans or other distributions from our subsidiaries to us may be subject to contractual and other restrictions, are dependent upon the results of operations of our subsidiaries and are subject to other business considerations.

Because of our holding company structure, the debt securities will be effectively subordinated to all existing and future liabilities of our subsidiaries. These liabilities may include indebtedness, trade payables, guarantees, lease obligations and letter of credit obligations. Therefore, our rights and the rights of our creditors, including the holders of the debt securities, to participate in the assets of any subsidiary upon that subsidiary’s liquidation or reorganization will be subject to the prior claims of the subsidiary’s creditors and of the holders of any indebtedness or other obligations guaranteed by that subsidiary, except to the extent that we may ourselves be a creditor with recognized claims against the subsidiary. However, even if we are a creditor of one of our subsidiaries, our claims would still be effectively subordinated to any security interests in, or mortgages or other liens on, the assets of that subsidiary and would be subordinate to any indebtedness of the subsidiary senior to that held by us. Although some of our debt instruments impose limitations on the incurrence of additional indebtedness, our subsidiaries retain the ability to incur substantial additional indebtedness and other obligations.

Outstanding debt securities

In determining whether the holders of the requisite principal amount of outstanding debt securities have given any request, demand, authorization, direction, notice, consent or waiver under the indenture or are present at a meeting of holders of debt securities for quorum purposes:

•	the principal amount of an original issue discount security that shall be deemed to be outstanding for these purposes shall be that portion of the principal amount of the original issue discount security that would be declared due and payable upon a declaration of acceleration of the original issue discount security as of the date of the determination,

•	the principal amount of any Indexed Security that shall be deemed to be outstanding for these purposes shall be the principal face amount of the Indexed Security determined on the date of its original issuance,

•	the principal amount of a debt security denominated in a foreign currency that shall be deemed to be outstanding for these purposes shall be the U.S. dollar equivalent, determined on the date of original issuance of the debt security, of the principal amount of the debt security, and

•	a debt security owned by us or any obligor upon the debt security or any affiliate of ours or the other obligor shall be deemed not to be outstanding.

Redemption and repurchase

The debt securities of any series may be redeemable at our option or may be subject to mandatory redemption by us as required by a sinking fund or otherwise. In addition, the debt securities of any series may be subject to repurchase by us at the option of the holders. The applicable prospectus supplement will describe the terms, the times and the prices regarding any optional or mandatory redemption or option to repurchase any series of debt securities.

Conversion and exchange

The terms, if any, on which debt securities of any series are convertible into or exchangeable for common stock or preferred stock or other debt securities will be set forth in the applicable prospectus supplement. Such terms may include provisions for conversion or exchange, that are mandatory, at the option of the holders or at our option.

Covenants of Allscripts Healthcare Solutions, Inc.

Merger, Consolidation and Transfer of Assets. The indenture provides that we will not, in any transaction or series of related transactions, consolidate or merge with or into any other person or sell, assign, transfer, lease or otherwise convey all or substantially all of our properties and assets to any other person unless:

•	either (1) we shall be the continuing person (in the case of a merger) or (2) the successor person (if other than us) formed by the consolidation or into which we are merged or which acquires by sale, assignment, transfer, lease or other conveyance all or substantially all of our properties and assets is a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and shall expressly assume the due and punctual payment of the principal of, premium, if any, and interest, if any, on, and any Additional Amounts, if any, with respect to all the debt securities outstanding under the indenture and the due and punctual performance of all of our other obligations under the indenture and the debt securities outstanding thereunder;

•	immediately after giving effect to such transaction or transactions, no Event of Default, and no event which, after notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing; and

•	the trustee shall have received the officers’ certificate and opinion of counsel called for by the indenture.

Upon any consolidation by us with, or our merger into, any other person or any sale, assignment, transfer, lease or conveyance of all or substantially all of our properties and assets to any person in accordance with the provisions of the indenture described above, the successor person formed by the consolidation or into which we are merged or to which the sale, assignment, transfer, lease or other conveyance is made shall succeed to, and be substituted for, us and may exercise every right and power of ours under the indenture with the same effect as if such successor person had been named as us therein; and thereafter, except in the case of a lease, the predecessor person shall be released from all obligations and covenants under the indenture and the debt securities issued under that indenture.

Maintenance of Properties. The indenture provides that we will cause all of our material properties used or useful in the conduct of our business to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in our judgment may be necessary so that the business carried on in connection with such property may be properly and advantageously conducted at all times. However, this covenant will not prohibit us from discontinuing the operation and maintenance of any of our properties if we determine that such discontinuance is desirable in the conduct of our business.

Payment of Taxes and Other Claims. The indenture provides that we will pay or discharge, before the same become delinquent (1) all material taxes, assessments and governmental charges levied or imposed upon us or upon our income, profits or property and (2) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a material lien upon any of our material properties. However, we are not required to pay or discharge any tax, assessment, charge or claim whose amount, applicability or validity is being contested by us in good faith by appropriate proceedings.

Other. Any other covenants applicable to the debt securities of any series will be specified in the applicable prospectus supplement.

Events of default

Unless otherwise specified in the applicable prospectus supplement, an Event of Default with respect to the debt securities of any series is defined in the indenture as being:

(1)	default in the payment of any interest on, or any Additional Amounts payable in respect of any interest on, any of the debt securities of that series when due (whether or not, in the case of any subordinated debt security of that series, such payment is prohibited by the subordination provisions applicable thereto), and continuance of such default for a period of 30 days;

(2)	default in the payment of any principal of or premium, if any, on, or any Additional Amounts payable in respect of any principal of or premium, if any, on, any of the debt securities of that series when due (whether at maturity, upon redemption, upon repayment or repurchase at the option of the holder or otherwise and whether payable in cash or in shares of our common stock or other securities or property), whether or not, in the case of any subordinated debt security of that series, such payment is prohibited by the subordination provisions applicable thereto;

(3)	default in the deposit of any sinking fund payment or payment under any analogous provision when due with respect to any of the debt securities of that series, whether or not, in the case of any subordinated debt security of that series, such deposit or payment is prohibited by the subordination provisions applicable thereto;

(4)	default by us in the performance, or breach, of any covenant or warranty in the indenture or in any debt security of that series, other than a covenant or warranty for which the consequences of breach or nonperformance are addressed elsewhere in the definition of “Event of Default” or a covenant or warranty included in the indenture solely for the benefit of a series of debt securities other than that series, and continuance of that default or breach (without that default or breach having been cured or waived) for a period of 60 days after notice to us by the trustee or notice to us and the trustee by the holders of not less than 25% in aggregate principal amount of the debt securities of that series then outstanding;

(5)	default under any of our instruments evidencing indebtedness for borrowed money which results in the acceleration of such indebtedness for borrowed money in an aggregate amount in excess of $25,000,000 without such indebtedness having been discharged or such acceleration having been rescinded or annulled within 60 days after notice to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the debt securities of that series then outstanding;

(6)	specified events of bankruptcy, insolvency or reorganization with respect to us;

(7)	default in the delivery of any shares of our common stock, together with cash in lieu of fractional shares, or any other securities or property (including cash) when required to be delivered upon conversion of any convertible debt security of such series or upon the exchange of any debt security of such series which is exchangeable for other securities or property (whether or not, in the case of any subordinated debt security of that series, such delivery is prohibited by the subordination provisions applicable thereto), and continuance of such default for a period of 10 days; or

(8)	any other Event of Default established for the debt securities of that series.

No Event of Default with respect to any particular series of debt securities necessarily constitutes an Event of Default with respect to any other series of debt securities. The indenture provides that, within 90 days after the occurrence of any default with respect to the debt securities of any series, the trustee will mail to all holders of the debt securities of that series notice of that default if known to the trustee, unless that default has been cured or waived. However, the indenture provides that the trustee may withhold notice of a default with respect to the debt securities of that series, except a default in payment of principal, premium, if any, interest, if any, Additional

Amounts, if any, or sinking fund payments, if any, with respect to any debt security of that series if our board of directors, the executive committee or a trust committee of directors and/or one or more specified officers of the trustee considers it in the best interest of the holders to do so. As used in this paragraph, the term “default” means any event which is, or after notice or lapse of time or both would become, an Event of Default with respect to the debt securities of any series.

The indenture provides that if an Event of Default with respect to any series of debt securities occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the debt securities of that series then outstanding may declare the principal of, or if debt securities of that series are original issue discount securities, such lesser amount as may be specified in the terms of that series of debt securities, and accrued and unpaid interest, if any, on all the debt securities of that series to be due and payable immediately. However, upon specified conditions, the holders of not less than a majority in aggregate principal amount of the debt securities of a series then outstanding may rescind and annul an acceleration of the debt securities of that series and its consequences.

Subject to the provisions of the Trust Indenture Act requiring the trustee, during the continuance of an Event of Default, to act with the requisite standard of care, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of debt securities of any series unless those holders have offered the trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction. Subject to the foregoing, holders of a majority in aggregate principal amount of the outstanding debt securities of any series issued under the indenture have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee under the indenture with respect to that series. The indenture requires the annual filing by us with the trustee of a certificate which states whether or not we are in default under the terms of the indenture.

Notwithstanding any other provision of the indenture, the holder of any debt security will have the right, which is absolute and unconditional, to receive payment of the principal of and premium, if any, and (subject to certain conditions) interest, if any, on and any Additional Amounts with respect to that debt security on the respective due dates for those payments and, in the case of any debt security which is convertible into or exchangeable for other securities or property, to convert or exchange, as the case may be, that debt security in accordance with its terms, and to institute suit for the enforcement of those payments and any right to effect such conversion or exchange, and this right shall not be impaired without the consent of the holder.

Modification, waivers and meetings

The indenture permits us and the trustee, with the consent of the holders of not less than a majority in principal amount of the outstanding debt securities of each series issued under the indenture and affected by a modification or amendment, to modify or amend any of the provisions of the indenture or of the debt securities of the applicable series or the rights of the holders of the debt securities of that series under the indenture. However, no such modification or amendment shall, among other things,

•	change the stated maturity of the principal of, or premium, if any, or any installment of interest, if any, on or any Additional Amounts, if any, with respect to any debt securities issued under the indenture,

•	reduce the principal of or premium, if any, on any debt securities, reduce the rate of interest on or the redemption or repurchase price of any debt security, reduce any Additional Amounts with respect to any debt securities or change our obligation to pay Additional Amounts,

•	reduce the amount of principal of any original issue discount securities that would be due and payable upon an acceleration of the maturity of any debt security,

•	adversely affect any right of repayment or repurchase at the option of any holder,

•	change any place where or the currency in which debt securities are payable,

•	impair the holder’s right to institute suit to enforce the payment of any debt securities on or after their stated maturity or, in the case of any debt security which is convertible into or exchangeable for other securities or property, to enforce the right to convert or exchange that debt security in accordance with its terms,

•	reduce the percentage in principal amount of debt securities of any series whose holders must consent to any modification or amendment or any waiver of compliance with specific provisions of such indenture or specified defaults under the indenture and their consequences,

•	reduce the requirements for a quorum or voting at a meeting of holders of the applicable debt securities,

•	solely in the case of a series of subordinated debt securities, modify any of the subordination provisions applicable thereto or the definition of Senior Indebtedness applicable thereto in a manner materially adverse to the holders of such subordinated debt securities or

•	make any change that adversely affects in any material respect the right, if any, to convert or exchange debt securities for other securities or property,

without in each case obtaining the consent of the holder of each outstanding debt security issued under such indenture affected by the modification or amendment.

The indenture also contains provisions permitting us and the trustee, without the consent of the holders of any debt securities issued under the indenture, to modify or amend the indenture, among other things:

•	to evidence the succession of another person to us under the indenture and the assumption by that successor of our covenants contained in the indenture and the debt securities;

•	to add to our covenants for the benefit of the holders of all or any series of debt securities issued under the indenture or to surrender any right or power conferred upon us in the indenture with respect to all or any series of debt securities issued under the indenture;

•	to add to or change any provisions of the indenture to facilitate the issuance of bearer securities so long as such action shall not adversely affect the interests of holders of debt securities of any series or related coupons in any material respect;

•	to establish the form or terms of debt securities of any series and any related coupons, including, without limitation, subordination provisions applicable to subordinated debt securities and conversion and exchange provisions applicable to debt securities which are convertible into or exchangeable for other securities or property and any deletions from or additions or changes to the indenture in connection therewith so long as those deletions, additions and changes are not applicable to any other series of debt securities then outstanding;

•	to cure any ambiguity or correct or supplement any provision in the indenture which may be defective or inconsistent with any other provision in the indenture or to make any other provisions with respect to matters or questions arising under the indenture or to make any other changes, amendments or supplements to the indenture which shall not adversely affect the interests of the holders of the debt securities of any series then outstanding in any material respect;

•	to modify any provision of the indenture or the debt securities in order to conform that provision to the description thereof set forth in this prospectus or any applicable prospectus supplement;

•	to add any additional Events of Default with respect to all or any series of debt securities;

•	to make provisions with respect to conversion or exchange rights of holders of debt securities of any series;

•	to amend or supplement any provision contained in the indenture or the debt securities, provided that the amendment or supplement does not apply to any outstanding debt securities issued before the date of the amendment or supplement and entitled to the benefits of that provision; or

•	in the case of any series of debt securities which are convertible into or exchangeable for our common stock or other securities or property, to safeguard or provide for the conversion or exchange rights of those debt securities in the event of any reclassification or change of our common stock or in the event of any merger, consolidation or other business combination transaction specified in the indenture involving us, if expressly required by the terms of that series of debt securities.

The holders of a majority in aggregate principal amount of the outstanding debt securities of any series may waive our compliance with some of the restrictive provisions of the indenture, which may include covenants, if any, which are specified in the applicable prospectus supplement. The holders of not less than a majority in aggregate principal amount of the outstanding debt securities of any series may, on behalf of all holders of debt securities of that series, waive any past default under the indenture with respect to debt securities of that series and its consequences, except a default in the payment of the principal of, or premium, if any, or interest, if any, on, or any Additional Amounts with respect to debt securities of that series or, in the case of any debt securities which are convertible into or exchangeable for other securities or property, a default in any such conversion or exchange, or a default in respect of a covenant or provision which cannot be modified or amended without the consent of the holder of each outstanding debt security of the affected series.

The indenture contains provisions for convening meetings of the holders of a series of debt securities. A meeting may be called at any time by the trustee, and also, upon our request, or the request of holders of at least 10% in principal amount of the outstanding debt securities of a series. Notice of a meeting must be given in accordance with the provisions of the indenture. Except for any consent which must be given by the holder of each outstanding debt security affected in the manner described above, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum, as described below, is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series. However, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action which may be made, given or taken by the holders of at least 66 2/3% in principal amount of the outstanding debt securities of a series may be adopted at a meeting or an adjourned meeting duly reconvened at which a quorum is present only by the affirmative vote of the holders of at least 66 2/3% in principal amount of that series, and any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action which may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of the outstanding debt securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of that specified percentage in principal amount of the outstanding debt securities of that series. Any resolution passed or decision taken at any meeting of holders of debt securities of any series duly held in accordance with the indenture will be binding on all holders of debt securities of that series and the related coupons, if any. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons entitled to vote a majority in principal amount of the outstanding debt securities of a series, subject to exceptions.

Discharge, defeasance and covenant defeasance

Unless otherwise provided in the applicable prospectus supplement, upon our direction, the indenture will cease to be of further effect with respect to any series of debt securities issued under the indenture specified by us, subject to the survival of specified provisions of the indenture, as further described below, when:

•	either

(A) all outstanding debt securities of that series and, in the case of bearer securities, all related coupons, have been delivered to the trustee for cancellation, subject to exceptions, or

(B) all debt securities of that series and, if applicable, any related coupons have become due and payable or will become due and payable at their stated maturity within one year or are to be called for redemption within one year and we have deposited with the trustee, in trust, funds in U.S. dollars or in the foreign currency in which the debt securities of that series are payable in an amount sufficient to pay the entire indebtedness on the debt securities of that series in respect of principal, premium, if any, and interest, if any, to the date of this deposit, if the debt securities of that series have become due and payable, or to the maturity or redemption date of the debt securities of that series, as the case may be;

•	we have paid all other sums due and payable under the indenture with respect to the outstanding debt securities of that series; and

•	the trustee has received an officers’ certificate and an opinion of counsel called for by the indenture.

If the debt securities of any series provide for the payment of Additional Amounts, we will remain obligated, following the deposit described above, to pay Additional Amounts on those debt securities. In addition, if the debt securities of any series provide for the repayment or repurchase of those securities at the option of the holders or the conversion or exchange of those securities into our common stock or other securities or property, those provisions will survive any satisfaction and discharge described above.

Unless otherwise provided in the applicable prospectus supplement, we may elect with respect to any series of debt securities either:

•	to defease and be discharged from all of our obligations with respect to that series of debt securities (“defeasance”), except for, among other things:

(1) the obligation to pay Additional Amounts, if any, upon the occurrence of specified events of taxation, assessment or governmental charge with respect to payments on that series of debt securities,

(2) the obligation to register the transfer or exchange of those debt securities,

(3) the obligation to replace mutilated, destroyed, lost or stolen debt securities,

(4) the obligation to maintain an office or agency in respect of that series of debt securities,

(5) the obligation to hold moneys for payment in trust, and

(6) the obligation, if applicable, to repurchase or repay debt securities of that series at the option of the holders or to exchange or convert debt securities of that series into other securities or property in accordance with their terms, or

•	to be released from our obligations with respect to the debt securities of that series under specified covenants in the indenture and, if applicable, other covenants as may be specified in the applicable prospectus supplement, and any omission to comply with those obligations will not constitute a default or an Event of Default with respect to that series of debt securities (“covenant defeasance”), in either case upon the irrevocable deposit with the trustee, or other qualifying trustee, in trust for that purpose, of an amount in U.S. dollars or in the foreign currency in which those debt securities are payable at stated maturity or, if applicable, upon redemption, and/or Government Obligations which through the payment of principal and interest in accordance with their terms will provide money, in an amount sufficient to pay the principal of and premium, if any, and interest, if any, on (but not Additional Amounts with respect to) that series of debt securities, and any mandatory sinking fund or analogous payments on that series of debt securities and related coupons, on the due dates for those payments.

The defeasance or covenant defeasance described above shall only be effective if, among other things:

•	no Event of Default or event which with notice or lapse of time or both would become an Event of Default with respect to debt securities of that series and any related coupons shall have occurred and be continuing on the date of the deposit into trust; and, solely in the case of defeasance, no Event of Default with respect to debt securities of that series and any related coupons arising from specified events of bankruptcy, insolvency or reorganization with respect to us or event which with notice or lapse of time or both would become such an Event of Default shall have occurred and be continuing at any time during the period through and including the 91st day after the date of the deposit into trust;

•	it shall not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or instrument to which we are a party or are bound;

•	in the case of defeasance, we shall have delivered to the trustee an opinion of independent counsel reasonably acceptable to the trustee confirming that:

(A) we have received from or there has been published by the Internal Revenue Service a ruling, or

(B) since the date of the indenture there has been a change in applicable federal income tax law,

in either case to the effect that, and based on the ruling or change, the opinion of counsel shall confirm that, the holders of the debt securities of the applicable series and related coupons will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance had not occurred;

•	in the case of covenant defeasance, we shall have delivered to the trustee an opinion of independent counsel reasonably acceptable to the trustee to the effect that the holders of the outstanding debt securities and related coupons of that series will not recognize income, gain or loss for federal income tax purposes as a result of the covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the covenant defeasance had not occurred; and

•	if the monies and/or Government Obligations deposited are sufficient to pay the principal of and premium, if any, and interest, if any, on (but not Additional Amounts with respect to) the outstanding debt securities of that series provided those debt securities are redeemed on a particular redemption date, we shall have given the trustee irrevocable instructions to redeem those debt securities on that date.

Unless otherwise provided in the applicable prospectus supplement, if after we have deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to debt securities of any series,

(A) the holder of a debt security of that series is entitled to, and does, elect under the indenture or the terms of that debt security to receive payment in a currency other than the currency in which the deposit has been made or

(B) a Conversion Event, as defined below, occurs in respect of the Foreign Currency in which the deposit has been made,

the indebtedness represented by that debt security and related coupons shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of and premium, if any, and interest, if any, (but not Additional Amounts) on that debt security as it becomes due out of the proceeds yielded by converting the amount or other property deposited in respect of that debt security into the currency in which that debt security becomes payable as a result of the election or Conversion Event based on (x) in the case of payments made under clause (A) above, the applicable market exchange rate for the Currency in effect on the second business day before the payment date or (y) with respect to a Conversion Event, the applicable market exchange rate for the Foreign Currency in effect, as nearly as feasible, at the time of the Conversion Event.

“Conversion Event” means the cessation of use of:

•	a Foreign Currency both by the government of the country or the confederation which issued such Foreign Currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community or

•	any currency unit or composite currency for the purposes for which it was established.

In the event we effect covenant defeasance with respect to debt securities of any series and those debt securities are declared due and payable because of the occurrence of any Event of Default other than an Event of Default with respect to the covenants as to which covenant defeasance has been effected, which covenants would no longer be applicable to the debt securities of that series after covenant defeasance, the amount of monies and/or Government Obligations deposited with the relevant trustee to effect covenant defeasance may not be sufficient to pay amounts due on the debt securities of that series at the time of any acceleration resulting from that Event of Default. However, we would remain liable to make payment of those amounts due at the time of acceleration.

Upon the effectiveness of satisfaction and discharge, defeasance or covenant defeasance with respect to the subordinated debt securities of any series, the subordination provisions of the indenture will cease to apply to the debt securities of that series.

The applicable prospectus supplement may further describe the provisions, if any, permitting or restricting defeasance or covenant defeasance with respect to the debt securities of a particular series.

Definitions

“Foreign Currency” means any currency, currency unit or composite currency issued by the government of one or more countries other than the United States of America or by any recognized confederation or association of such government.

“Person” or “person” means any individual, Corporation, joint venture, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

Governing law

The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

Regarding the trustees

The Trust Indenture Act limits the rights of each trustee, if the trustee becomes a creditor of Allscripts Healthcare Solutions, Inc., to obtain payment of claims or to realize on property received by it in respect of those claims, as security or otherwise. Each trustee is permitted to engage in other transactions with us and our subsidiaries from time to time. However, if the trustee acquires any conflicting interest it must eliminate the conflict upon the occurrence of an Event of Default under the indenture or else resign as trustee.

DESCRIPTION OF COMMON STOCK AND PREFERRED STOCK

The following description of our capital stock and certain provisions of our amended and restated certificate of incorporation, as amended, and by-laws is a summary and is qualified in its entirety by the provisions of our amended and restated certificate of incorporation, as amended, and by-laws.

Our authorized capital stock consists of 150,000,000 shares of common stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share. As of September 30, 2005, there were 42,189,462 shares of common stock outstanding, and there were no shares of preferred stock outstanding.

Common Stock

Subject to any preferential rights of holders of any outstanding preferred stock, holders of our common stock are entitled to:

Dividends. Holders of our common stock are entitled to receive ratably any dividends that our board of directors may declare out of any of our net profits or net assets legally available therefor.

Voting. Holders of our common stock are entitled to one vote for each share held of record on all matters upon which they have a right to vote, including the election of directors, and do not have cumulative voting rights.

Preemptive and Subscription Rights, Redemption and Conversion. Under our amended and restated certificate of incorporation, as amended, and by-laws, holders of our common stock have no preemptive or subscription rights and no right to redeem their common stock or convert their common stock into any other securities.

Liquidation and Dissolution. Upon our liquidation or dissolution, holders of our common stock are entitled to share ratably in the balance of our net assets available for distribution after payment of our claims and other obligations.

Preferred Stock

Our board of directors is authorized, without further approval by our stockholders, to designate and issue up to 1,000,000 shares of preferred stock in one or more series. Our board of directors may fix the rights, preferences and privileges of the shares of each series and any qualifications, limitations or restrictions applicable to those shares except that such shares may not be entitled to more than one vote per share.

Our board of directors may authorize the issuance of preferred stock with conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock could also delay, defer or prevent a change of control of us or otherwise adversely affect the market price of our common stock.

There are no restrictions on our repurchase or redemption of shares of our preferred stock while there is any arrearage in the payment of dividends or sinking fund installments.

The applicable prospectus supplement will describe the terms of any series of preferred stock being offered, including (to the extent such terms are applicable to such series of preferred stock):

•	the number of shares and designation or title of such series of preferred stock;

•	the dividend rights and preferences of such series;

•	when and at what price the shares of such series may be redeemed;

•	the rights and preferences of such series in the event of our liquidation, dissolution or winding up;

•	voting powers in addition to those voting powers prescribed by law;

•	whether the shares of such series shall be convertible into or exchangeable for shares of any other securities;

•	the terms and conditions of any purchase, retirement or sinking fund which may be provided for the shares of such series; and

•	any other designations, powers, preferences and rights of such series of preferred stock and the qualifications, limitations or restrictions thereof.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is LaSalle Bank N.A.

The Nasdaq National Market Listing

Our common stock is traded on the Nasdaq National Market under the symbol “MDRX.”

Specific Provisions of Our Charter and By-laws and Delaware Law

Amended and Restated Certificate of Incorporation, as Amended; By-laws

Board of Directors. Our amended and restated certificate of incorporation, as amended, and by-laws provide that our board of directors is divided into three classes of directors serving staggered three-year terms. Our amended and restated certificate of incorporation, as amended, and by-laws further provide that directors may be removed only for cause and only by the holders of at least 80% of the outstanding shares of stock entitled to vote generally in the election of directors, voting as a single class. Our amended and restated certificate of incorporation, as amended, and by-laws provide that newly created directorships and any vacancies on the board may be filled only by the affirmative vote of the majority of the remaining directors then in office. Our amended and restated certificate of incorporation, as amended, provides that the affirmative vote of the holders of at least 80% of the outstanding shares of stock entitled to vote generally in the election of directors, voting as a single class, is required to alter, adopt any provision inconsistent with or repeal the provisions described in this paragraph.

Advance Notice Provisions. Our by-laws establish advance notice procedures for stockholder proposals and nominations of candidates for election as directors other than nominations made by or at the direction of our board of directors or a committee of our board.

Special Meeting Requirements; Stockholder Action. Our amended and restated certificate of incorporation, as amended, and by-laws require that special meetings of stockholders be called only at the request of a majority of our board of directors, the chairman of our board of directors or our president. In addition, our amended and restated certificate of incorporation, as amended, and by-laws provide that our stockholders may only take action at a duly called meeting and not by written consent. Our amended and restated certificate of incorporation, as amended, provides that the affirmative vote of the holders of at least 80% of the outstanding shares of stock entitled to vote generally in the election of directors, voting as a single class, is required to alter, adopt any provision inconsistent with or repeal the provisions described in this paragraph.

Consideration of Constituencies. Our amended and restated certificate of incorporation, as amended, allows our board of directors, to the extent permitted by law, to consider all factors it deems relevant, including the social, legal and economic effects on our employees, suppliers and customers and the communities in which we are located as well as our long-term business prospects, in determining whether an acquisition proposal is in our best interests and the best interests of our stockholders.

Limitation of Liability; Indemnification. Under the Delaware General Corporation Law and our amended and restated certificate of incorporation, as amended, we are required, subject to some limitations and to the fullest extent authorized by law, to indemnify our directors and officers against expenses, including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and certain settlements, actually and reasonably incurred by them in connection with any action, suit or proceeding to which they are a party or are threatened to be made a party or are otherwise involved by reason of the fact that they are a director or officer of the company or were serving at our request as a director, officer, employee or agent of another entity so long as they acted in good faith and in a manner reasonably believed to be in or not opposed to our best interests. Our amended and restated certificate of incorporation, as amended, also provides that no director will be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except as otherwise provided under Delaware law.

These provisions may deter a hostile takeover or delay a change of control of us.

Delaware Law

We are governed by Section 203 of the Delaware General Corporation Law, which prohibits a public Delaware corporation from engaging in any “business combination” with any “interested stockholder” for a period of three years following the time that the stockholder became an interested stockholder, unless:

•	prior to such time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by persons who are both directors and officers and those shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	at or subsequent to that time, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines an “interested stockholder” as any entity or person (and the affiliates and associates of such person) who (1) is the owner of 15% or more of the outstanding voting stock of the corporation or (2) is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder. Section 203 defines “business combination” to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with the interested stockholder of 10% or more of the aggregate market value of all of the assets of the corporation;

•	subject to specified exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation that increases the proportionate share of the stock of any class or series of the corporation owned by the interested stockholder; or

•	any receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

The provisions of Section 203 may encourage companies interested in acquiring us to negotiate in advance with our board of directors. These provisions may also have the effect of preventing changes in our board of directors and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Registration Rights

Pursuant to the Twelfth Restated Registration Agreement, dated as of June 18, 1999, among us and certain holders of our common stock, those holders may, subject to the terms of the registration agreement, require us, up to three times, but no more than once in any continuous six-month period, to register sales of all or part of the shares of our common stock they hold from time to time. As of the date of this prospectus, the holders have exercised their right to require us to register their shares of our common stock one time. In addition, we have also granted the holders piggyback registration rights in connection with registered offerings of our common stock that we propose. The holders have agreed not to require us to include any of their shares of our common stock in the registration statement of which this prospectus is a part. The registration agreement terminates as to a holder when the holder is free to sell all of the shares of our common stock held by the holder pursuant to Rule 144(k) under the Securities Act or a comparable exemption from registration.

We have agreed to bear all expenses incurred in connection with the first registration requested by the holders and all piggyback registrations, other than underwriting commissions. In addition, we have agreed to indemnify the persons whose shares we register pursuant to the registration agreement, each underwriter, each other person who participates in the offering and each other person who controls such offerors, underwriters or other participating persons against certain liabilities, including liabilities under the Securities Act.

DESCRIPTION OF WARRANTS

The following description of the terms of the warrants sets forth general terms and provisions of the warrants to which any prospectus supplement may relate. The particular terms of the warrants offered by any prospectus supplement and the extent, if any, to which these general provisions may apply to the warrants offered will be described in the applicable prospectus supplement.

We may issue warrants to purchase debt securities or shares of our common stock or preferred stock. We may offer warrants independently or together with any such securities offered by a prospectus supplement. Any warrants offered may be attached to or separate from the securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent, all as described in the applicable prospectus supplement. The warrant agent will act solely as our agent under the applicable warrant agreement and in connection with the certificates for the warrants of the series, and the warrant agent will not assume any obligation or relationship of agency or trust for or with any holders of the warrant certificates or beneficial owners of warrants. A copy of the form of warrant agreement, including the form of warrant certificates, is or will be filed as an exhibit to the registration statement of which this prospectus is a part and may be obtained as set forth in “Where You Can Find More Information.” The following summary of material provisions of the forms of warrant agreement and warrant certificates is not complete. You should review the forms of the warrant agreement and the warrant certificates for more information on the provisions of the warrants.

The prospectus supplement relating to a particular series of warrants, if any, may contain the terms of the warrants, including, where applicable:

•	the title of the warrants;

•	the aggregate number of the warrants;

•	the price at which and the currency or currencies in which the securities purchasable upon exercise of the warrants may be purchased;

•	the designation, denominations, type and amount and other terms of the series of securities purchasable upon, and the procedures and conditions relating to, the exercise of the warrants;

•	if applicable, the designation and terms of the securities with which the warrants are being offered and the number of the warrants being offered with each security;

•	the date on and after which the warrants and the related securities will be transferable separately;

•	the amount of securities purchasable upon exercise of each warrant and the price at which and currency or currencies in which the securities may be purchased upon such exercise;

•	the date on which the right to exercise the warrants will commence and the date on which the exercise right will expire;

•	the maximum or minimum number, if any, of such warrants which may be exercised at any time;

•	material United States federal income tax considerations applicable to the warrants; and

•	any other terms of the warrants not inconsistent with the applicable warrant agreement.

Warrant certificates may be presented for exchange or transfer at the corporate trust office of the warrant agent for the series of warrants, or any other office indicated in the applicable prospectus supplement. No service charge will be made for any permitted transfer or exchange, but we or the warrant agent may require payment of any tax or other governmental charge payable in connection with the transfer or exchange. Prior to the exercise of their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon the exercise of those warrants, including the right to receive any dividends, payments of principal, premium, interest or other distributions on the securities purchasable upon the exercise of those warrants, or, in the case of debt warrants, the right to enforce any of the covenants in the applicable indenture.

Exercise of Warrants

Each warrant will entitle its holder to purchase the amount of the related securities at the exercise price set forth in, or calculable as set forth in, the applicable prospectus supplement. Warrants of a series may be exercised at the corporate trust office of the warrant agent for the series or any other office indicated in the applicable prospectus supplement at any time on or after the exercise date indicated in the prospectus supplement relating to the warrants and prior to 5:00 p.m., New York time, unless otherwise indicated in the applicable prospectus supplement, on the expiration date set forth in the prospectus supplement. After the close of business on the expiration date relating to the applicable series of warrants, unexercised warrants of the series will be void.

Warrants of a series may be exercised by delivery to the appropriate warrant agent of payment, as provided in the applicable prospectus supplement, of the consideration required to purchase the amount of the securities purchasable upon the exercise of the warrants, together with certain information as set forth on the reverse side of the warrant certificate evidencing the warrants. The warrants will be deemed to have been exercised upon receipt of the exercise price, subject to the receipt of the warrant certificate evidencing the warrants within five business days. Upon receipt of payment and the warrant certificate, properly completed and duly executed, at the corporate trust office of the appropriate warrant agent or any other office indicated in the prospectus supplement relating to the series of warrants, we will, as soon as practicable, issue and deliver the amount of the securities purchasable upon exercise of the warrants. If fewer than all of the warrants represented by a warrant certificate are exercised, a new warrant certificate will be issued and delivered for the remaining amount of warrants.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and us to sell to the holders, shares of our common stock or preferred stock at a future date or dates. The consideration for the common stock or preferred stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as a part of stock purchase units consisting of a stock purchase contract and shares of our preferred stock, our debt securities or debt obligations of third parties, including U.S. Treasury securities, or any combination of the foregoing. The securities issued as part of the stock purchase unit may secure the holders’ obligations to purchase the common stock or preferred stock under the stock purchase contract. The stock purchase contracts or the stock purchase units may require us to make periodic payments to the holders of the stock purchase units. These payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations under those contracts in a specified manner. The applicable prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units.

BOOK-ENTRY ISSUANCE

The securities offered by any prospectus supplement may be issued in whole or in part in book-entry form and represented by one or more global securities, referred to as “global securities.” Global securities will be deposited with or on behalf of a depositary, referred to as the “global security depositary,” identified in the applicable prospectus supplement and will be registered in the name of the global security depositary or its nominee. Unless and until it is exchanged for securities in definitive certificated form under the limited circumstances described below or in any other circumstances that may be described in the applicable prospectus supplement, a global security may not be transferred except as a whole by the global security depositary to a nominee of the global security depositary or by a nominee of the global security depositary to the global security depositary or another nominee of the global security depositary or by the global security depositary or its nominee to a successor of the global security depositary or a nominee of the successor.

Unless otherwise specified in the applicable prospectus supplement, The Depository Trust Company, or “DTC,” will act as global security depositary for any global securities. The descriptions of the operations and procedures of DTC set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to change by DTC from time to time. We take no responsibility for these operations or procedures, and investors are urged to contact DTC directly to discuss these matters.

DTC has advised us that DTC is:

•	a limited purpose trust company organized under the New York Banking Law,

•	a “banking organization” within the meaning of the New York Banking Law,

•	a member of the Federal Reserve System,

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code, as amended, and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC holds securities for its participants and facilitates post-trade settlement among its participants of sales and securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between accounts of its participants, thereby eliminating the need for physical transfer and delivery of securities certificates. DTC participants include both U.S. and non-U.S. securities brokers and dealers, which may include one or more of the underwriters, agents or dealers involved in the distribution of the applicable securities, banks and trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, or “DTCC.” DTCC, in turn, is owned by a number of direct participants of DTC and members of the National Securities Clearing Corporation Government Securities Clearing Corporation, MBS Clearing Corporation and Emerging Markets Clearing Corporation, also subsidiaries of DTCC, as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Access to DTC’s system is also available to other entities such as banks, both U.S. and non-U.S. brokers, dealers, trust companies and clearing corporations, which we collectively refer to as “indirect participants,” that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. Investors who are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants. The rules applicable to DTC participants are on file with the Securities and Exchange Commission.

Purchases of securities within the DTC system must be made by or through direct participants, which will receive a credit for those securities on DTC’s records. The ownership interest of the actual purchaser of a security, which we sometimes refer to as a “beneficial owner,” is in turn recorded on the direct and indirect participants’ records. Beneficial owners of securities will not receive written confirmation from DTC of their purchases. However, beneficial owners are expected to receive written confirmations providing details of their transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which they purchased securities. Transfers of ownership interests in global securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners.

To facilitate subsequent transfers, all global securities deposited with DTC will be registered in the name of DTC’s partnership nominee, Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other nominee will not change the beneficial ownership of the securities. DTC has no knowledge of the actual beneficial owners of the securities. DTC’s records reflect only the identity of the direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. DTC’s participants are responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Redemption notices will be sent to DTC or its nominee. If less than all of the applicable securities are being redeemed, DTC will determine the amount of the interest of each direct participant in the applicable securities to be redeemed in accordance with DTC’s procedures.

In any case where a vote may be required with respect to the applicable securities, neither DTC nor Cede & Co. will give consents for or vote those securities unless authorized by a direct participant in accordance with DTC’s procedures. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consent or voting rights of Cede & Co. or such other nominee as has been designated by DTC to those direct participants to whose accounts the applicable securities are credited on the record date identified in a listing attached to the omnibus proxy.

Payments on global securities will be made to Cede & Co., as nominee of DTC, or such other nominee as has been designated by DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the trustee or transfer agent, as the case may be, on the relevant payment date in accordance with their respective holdings shown on DTC’s records. Payments by direct and indirect participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name.” Those payments will be the responsibility of participants and not of DTC, its nominee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment to Cede & Co. or such other nominee as has been designated by DTC is our responsibility; disbursement of payments to direct participants is the responsibility of DTC; and disbursement of payments to the beneficial owners is the responsibility of direct and indirect participants.

Except under the limited circumstances described below or under such other circumstances as may be described in the applicable prospectus supplement, purchasers of securities will not be entitled to have those securities registered in their names and will not receive physical delivery of those securities. Accordingly, each beneficial owner must rely on the procedures of DTC and its participants to exercise any rights under those securities and the applicable indenture or other instrument or agreement pursuant to which those securities were issued.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer or pledge beneficial interests in global securities.

DTC is under no obligation to provide its services as depositary for any securities and may discontinue providing its service at any time by giving notice to us. Neither we nor the trustees or agents, as the case may be, for the applicable securities will have any responsibility for the performance by DTC or its direct or indirect participants under the rules and procedures governing DTC.

Beneficial owners of securities registered in book-entry form will not receive certificates representing their ownership interests in those securities. However, if:

•	the depositary for a global security notifies us that it is unwilling or unable to continue as depositary for that global security or the depositary for that global security ceases to be a clearing agency registered as such under the Exchange Act, if so required by applicable law or regulation, and we do not appoint a successor depositary within 90 days after we receive that notice or become aware of the depositary ceasing to be so registered, as the case may be,

•	we, in our sole discretion, determine that the applicable securities will no longer be represented by global securities, or

•	an event of default (if any) with respect to the applicable securities has occurred and is continuing,

we will issue and deliver definitive certificated securities in exchange for interests in the applicable global security. We anticipate that those definitive certificated securities will be registered in the name or names as the depositary instructs the trustee or transfer agent, as the case may be, for those securities and that those instructions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the applicable global securities.

We obtained the information in this section concerning DTC and DTC’s book-entry system from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

PLAN OF DISTRIBUTION

We may sell the securities in any of four ways:

•	directly to purchasers;

•	through agents;

•	through dealers; or

•	through one or more underwriters or a syndicate of underwriters in an underwritten offering.

With respect to each offering of securities, the following information will be set forth in, or may be calculated from the information set forth in, the related prospectus supplement:

•	the terms of any offering, including the name or names of any underwriters, dealers or agents, the purchase price of securities and the proceeds to us from such sale;

•	any underwriting discounts, selling commissions and other items constituting underwriters’, dealers’ or agents’ compensation;

•	any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers or agents; and

•	any securities exchanges on which the securities of the series may be listed.

Only underwriters named in the prospectus supplement are deemed to be underwriters in connection with the securities offered by the prospectus supplement.

If we sell securities through underwriters, the underwriters will acquire the securities for their own account. The securities may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered to the public either through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase securities will be subject to specified conditions precedent, and the underwriters will be obligated to purchase all the securities offered by the prospectus supplement if any of the securities are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

We may also sell the securities directly or through agents, which may also act as principals, which we may designate from time to time. Any agent involved in the offer or sale of the securities with regard to which this prospectus is delivered will be named, and any commissions we may pay to the agent will be set forth in, or may be calculated from the information set forth in, the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, any agent will be acting on a reasonable efforts basis for the period of its appointment. In the case of sales we may directly make, no commission will be payable.

If so indicated in a prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers by specified institutions to purchase securities from us at the public offering price set forth in that prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a future date specified in the prospectus supplement. These contracts will be subject to the conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commissions payable for solicitation of the contracts.

We may enter into derivative transactions with third parties or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment).

Agents and underwriters may be entitled under agreements entered into with us to indemnification by us against specified civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make with respect to the liabilities. Agents and underwriters may be customers of, engage in transactions with, or perform services for us or our affiliates in the ordinary course of business.

Prices of shares of our common stock are quoted on the Nasdaq National Market. The securities other than the common stock may not be listed on a national securities exchange and, if listed, the listing of securities may not continue until the maturity of the securities. Some broker-dealers may make a market in the securities, but they will not be obligated to do so and may discontinue any market making at any time and without any notice to you. Further, we cannot assure you that any broker-dealer will be reasonably liquid or broad. If we know that the securities will be listed on an exchange or that a broker-dealer will make a market in the securities, we will include that information in the prospectus supplement.

To facilitate an offering of a series of securities, persons participating in the relevant offering may engage in transactions that stabilize, maintain or otherwise affect the market price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than have been sold to them by us. In those circumstances, such persons would cover such over-allotments or short positions by purchasing in the open market or by exercising the over-allotment option granted to those persons. In addition, those persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to underwriters or dealers participating in any such offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time.

LEGAL MATTERS

Legal matters relating to the securities will be passed upon for us by Sidley Austin Brown & Wood LLP, Chicago, Illinois.

EXPERTS

The consolidated financial statements and related consolidated financial statement schedule of Allscripts Healthcare Solutions, Inc. as of December 31, 2004, and for the year ended December 31, 2004, have been incorporated by reference herein in reliance upon the report of Grant Thornton LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. Grant Thornton LLP, also has audited management’s assessment of the effectiveness of our internal control over financial reporting as of December 31, 2004, included in our Annual Report on Form 10-K, which is incorporated by reference herein in reliance upon the report of Grant Thornton LLP, and upon the authority of said firm as experts in accounting and auditing. The consolidated financial statements and related consolidated financial statement schedule of Allscripts Healthcare Solutions, Inc. as of December 31, 2003, and for each of the years in the two-year period ended December 31, 2003, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

On April 12, 2004, the audit committee of our board of directors appointed Grant Thornton LLP as our independent public accountant for the 2004 fiscal year. In connection therewith, we dismissed KPMG LLP as our independent auditor. During our two most recent fiscal years, KPMG’s report on our consolidated financial statements did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. During our two fiscal years ended December 31, 2003 and 2002, and in the interim period from January 1, 2004 through April 12, 2004, the date of cessation of our audit relationship with KPMG, there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG, would have caused them to make reference thereto in their report on our consolidated financial statements for those years. Additionally, during this time frame, there were no “reportable events,” as defined in Item 304(a)(1)(v) of Regulation S-K promulgated under the Exchange Act. The audit committee of our board of directors requested KPMG to furnish it with a letter addressed to the SEC stating whether or not it agrees with the above statements. A copy of that letter, dated April 16, 2004, was filed as Exhibit 16.1 to our Current Report on Form 8-K dated April 12, 2004 and filed April 16, 2004.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain further information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public over the Internet at the SEC’s web site at http://www.sec.gov. Our common stock is quoted on the Nasdaq National Market, and you may inspect our SEC filings at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to previously filed documents. The information incorporated by reference is considered to be part of this prospectus, except for any information that is superseded by information that is included directly in this prospectus or a prospectus supplement or is incorporated by reference into this prospectus subsequent to the date of this prospectus as described below. We are incorporating by reference the following documents that we have filed with the SEC and our future filings with the SEC (other than information furnished under Item 2.02 or 7.01 in current reports on Form 8-K) under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act until our offering of the securities is completed:

•	Annual Report on Form 10-K for the year ended December 31, 2004;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005;

•	Current Reports on Form 8-K filed with the SEC on January 5, 2005 and March 3, 2005; and

•	The description of our common stock contained our registration statement on Form 8-A, filed on December 7, 2000, including any amendment or report filed for the purpose of updating such description.

This prospectus is part of a registration statement we have filed with the SEC relating to the securities. As permitted by SEC rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, the exhibits and schedules for more information about us and our securities. The registration statement, exhibits and schedules are also available at the SEC’s Public Reference Room or through its web site. In addition, we post the periodic reports that we file with the SEC on our website at http://www.allscripts.com. You may also obtain a copy of these filings, at no cost, by writing to or telephoning us at the following address:

Allscripts Healthcare Solutions, Inc.

222 Merchandise Mart Plaza, Suite 2024

Chicago, Illinois 60654

Attention: Investor Relations

Telephone (312) 506-1200

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distributions.

The following table sets forth the expenses in connection with the issuance and distribution of the securities, other than underwriting discounts and commissions. All amounts are estimated except for the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee	$23,540
Accounting fees and expenses	30,000
Trustee’s fees and expenses	0
Printing, distribution and engraving fees	15,000
Legal fees and expenses	100,000
Miscellaneous	25,000

Total	$203,540

Item 15. Indemnification of Directors and Officers.

Under the Delaware General Corporation Law and the registrant’s amended and restated certificate of incorporation, as amended, the registrant is required, subject to some limitations and to the fullest extent authorized by law, to indemnify its directors and officers against expenses, including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and certain settlements, actually and reasonably incurred by them in connection with any action, suit or proceeding to which they are a party or are threatened to be made a party or are otherwise involved by reason of the fact that they are a director or officer of the registrant or were serving at the registrant’s request as a director, officer, employee or agent of another entity so long as they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the registrant. The registrant’s amended and restated certificate of incorporation, as amended, also provides that no director will be personally liable to the registrant or its stockholders for monetary damages for any breach of fiduciary duty as a director, except as otherwise provided under Delaware law.

Section 102 of the Delaware General Corporation Law (“DGCL”) permits a Delaware corporation to include in its certificate of incorporation a provision eliminating or limiting a director’s liability to a corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Section 102 of the DGCL provides, however, that liability for breach of the duty of loyalty, acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, the unlawful purchase or redemption of stock or unlawful payment of dividends or any transaction from which the director derived an improper personal benefit cannot be eliminated or limited in this manner. The registrant’s certificate of incorporation, as amended, includes a provision that eliminates, to the fullest extent permitted by applicable law, director liability for monetary damages for breach of fiduciary duty.

In addition, the registrant has purchased directors and officers liability insurance. Some of the registrant’s directors also are indemnified by third parties with which they are affiliated against liabilities that such directors may incur in their capacities as directors of the registrant.

The registrant expects that any underwriting agreement or distribution agreement relating to the securities will provide for indemnification of directors and officers of the registrant by the underwriters or agents, as the case may be, against certain liabilities.

Item 16. Exhibits.

Exhibit Number		Description of Exhibit

1.1	*	Form of Underwriting Agreement (relating to the debt securities registered hereby).

1.2	*	Form of Underwriting Agreement (relating to the other securities registered hereby).

4.1		Amended and Restated Certificate of Incorporation of Allscripts Healthcare Solutions, Inc.

4.2		By-laws of Allscripts Healthcare Solutions, Inc. (formerly named Allscripts Holding, Inc.) (incorporated herein by reference from the Allscripts Healthcare Solutions, Inc. Registration Statement on Form S-4 as part of Amendment No. 1 filed on December 7, 2000 (SEC file No. 333-49568)).

4.3		Twelfth Restated Registration Agreement, dated as of June 18, 1999, by and among Allscripts, Inc., those Holders of Allscripts, Inc. Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series F Preferred and Series G Preferred listed in Schedule I attached thereto, the Holders of the Extension Guaranty Warrants listed in Schedule II thereto, those Holders of Common listed in Schedule III thereto, the Holders of Series H Warrants and H Unit Common listed in Schedule IV thereto, the Holders of Extension Series H Warrants listed in Schedule IV thereto, the Holders of I Unit Common listed in Schedule V thereto and the Holders of Debenture Warrants listed in Schedule VI thereto (incorporated herein by reference from the Allscripts, Inc. Registration Statement on Form S-1 as part of Amendment No. 2 filed on June 29, 1999 (SEC file no. 333-78431)).

4.4	*	Form of Certificate of Designation, including specimen certificate (relating to the preferred stock registered hereby).

4.5		Form of Indenture between Allscripts Healthcare Solutions, Inc. and the trustee to be designated therein, including form of note or debenture attached thereto (relating to the debt securities registered hereby).

4.6		Form of Indenture between Allscripts Healthcare Solutions, Inc. and the trustee to be designated therein, including form of note or debenture attached thereto (relating to the debt securities registered hereby).

4.7	*	Form of Warrant Agreement, including the form of warrant certificate (relating to the warrants registered hereby).

4.8	*	Form of Stock Purchase Contract Agreement, including form of stock purchase contracts and/or stock purchase units, if any (relating to the stock purchase contracts and/or stock purchase units registered hereby).

5.1		Opinion of Sidley Austin Brown & Wood LLP.

12.1		Statement of Computation of Ratios of Earnings to Fixed Charges.

23.1		Consent of Grant Thornton, LLP.

23.2		Consent of KPMG LLP.

23.3		Consent of Sidley Austin Brown & Wood LLP (included in Exhibit 5.1).

24.1		Powers of Attorney (contained in the signature pages to this registration statement).

25.1	**	Statement of Eligibility of Trustee on Form T-1 with respect to the debt securities.

*	To be filed or incorporated by reference as an exhibit to a document incorporated or deemed to be incorporated by reference in this registration statement.
**	To be filed or incorporated by reference in accordance with Section 305(b)(2) of the Trust Indenture Act of 1939 in connection with a particular offering of debt securities.

Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on November 18, 2005.

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.

By:	/S/ GLEN E. TULLMAN
Glen E. Tullman Chairman and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, jointly and severally, Glen E. Tullman, Lee Shapiro and Brian D. Vandenberg, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, in any and all capacities, to sign any and all amendments (including, without limitation, all pre-effective and post-effective amendments) to this registration statement, including any filings under Rule 462 promulgated under the Securities Act of 1933, as amended, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities indicated as of November 18, 2005.

Signature	Title

/S/ GLEN E. TULLMAN Glen E. Tullman	Chairman and Chief Executive Officer (Principal Executive Officer)

/S/ WILLIAM J. DAVIS William J. Davis	Chief Financial Officer (Principal Financial and Accounting Officer)

/S/ ROBERT A. COMPTON Robert A. Compton	Director

/S/ M.L. GAMACHE M.L. Gamache	Director

/S/ BERNARD GOLDSTEIN Bernard Goldstein	Director

/S/ PHILIP D. GREEN Philip D. Green	Director

/S/ M. FAZLE HUSAIN M. Fazle Husain	Director

/S/ MICHAEL J. KLUGER Michael J. Kluger	Director

EXHIBIT INDEX

TO REGISTRATION STATEMENT

ON FORM S-3

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.

Exhibit Number		Description of Exhibit

1.1	*	Form of Underwriting Agreement (relating to the debt securities registered hereby).

1.2	*	Form of Underwriting Agreement (relating to the other securities registered hereby).

4.1		Amended and Restated Certificate of Incorporation of Allscripts Healthcare Solutions, Inc.

4.2		By-laws of Allscripts Healthcare Solutions, Inc. (formerly named Allscripts Holding, Inc.) (incorporated herein by reference from the Allscripts Healthcare Solutions, Inc. Registration Statement on Form S-4 as part of Amendment No. 1 filed on December 7, 2000 (SEC file No. 333-49568)).

4.3		Twelfth Restated Registration Agreement, dated as of June 18, 1999, by and among Allscripts, Inc., those Holders of Allscripts, Inc. Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series F Preferred and Series G Preferred listed in Schedule I attached thereto, the Holders of the Extension Guaranty Warrants listed in Schedule II thereto, those Holders of Common listed in Schedule III thereto, the Holders of Series H Warrants and H Unit Common listed in Schedule IV thereto, the Holders of Extension Series H Warrants listed in Schedule IV thereto, the Holders of I Unit Common listed in Schedule V thereto and the Holders of Debenture Warrants listed in Schedule VI thereto (incorporated herein by reference from the Allscripts, Inc. Registration Statement on Form S-1 as part of Amendment No. 2 filed on June 29, 1999 (SEC file no. 333-78431)).

4.4	*	Form of Certificate of Designation, including specimen certificate (relating to the preferred stock registered hereby).

4.5		Form of Indenture between Allscripts Healthcare Solutions, Inc. and the trustee to be designated therein, including form of note or debenture attached thereto (relating to the debt securities registered hereby).

4.6		Form of Indenture between Allscripts Healthcare Solutions, Inc. and the trustee to be designated therein, including form of note or debenture attached thereto (relating to the debt securities registered hereby).

4.7	*	Form of Warrant Agreement, including the form of warrant certificate (relating to the warrants registered hereby).

4.8	*	Form of Stock Purchase Contract Agreement, including form of stock purchase contracts and/or stock purchase units, if any (relating to the stock purchase contracts and/or stock purchase units registered hereby).

5.1		Opinion of Sidley Austin Brown & Wood LLP.

12.1		Statement of Computation of Ratios of Earnings to Fixed Charges.

23.1		Consent of Grant Thornton, LLP.

23.2		Consent of KPMG LLP.

23.3		Consent of Sidley Austin Brown & Wood LLP (included in Exhibit 5.1).

24.1		Powers of Attorney (contained in the signature pages to this registration statement).

25.1	**	Statement of Eligibility of Trustee on Form T-1 with respect to the debt securities.

*	To be filed or incorporated by reference as an exhibit to a document incorporated or deemed to be incorporated by reference in this registration statement.
**	To be filed or incorporated by reference in accordance with Section 305(b)(2) of the Trust Indenture Act of 1939 in connection with a particular offering of debt securities as an exhibit to a document incorporated or deemed to be incorporated by reference in this registration statement.